Exhibit 10.2
7 February 2006
THE STANDARD LIFE ASSURANCE COMPANY
and
ELECTRONIC ARTS LIMITED
and
ELECTRONIC ARTS INC

AGREEMENT FOR UNDERLEASE
relating to
Onslow House, Guildford, Surrey

Herbert Smith LLP

ANNEXURES:	Annexure A :	Lease

	Annexure B :	Landlord’s Works

	Annexure C :	Snagging Works

	Annexure D :	Programme

	Annexure E :	External Works — Derek Lovejoy London Limited drawing number 4258-002 and the CID Specification dated December 2005

	Annexure F :	Form of letter from Measurement Surveyors to Tenant

	Annexure G :	Form of Landlord’s Cladding Deed

	Annexure H :	Contractor’s Warranty

	Annexure I :	Licence to carry out Works

Annexure J :	Landlord’s cladding works

Annexure K :	Outstanding documents

Annexure L :	Form of Opinion Letter

Annexure M :	Forms of warranties from the professional advisors and subcontractors described in Annexure N

Annexure N :	List of professional advisors and subcontractors to give warranties to the Tenant

Annexure O:	External Works Contractor’s Warranty

Annexure P:	Outstanding Works

Annexure Q:	Security Package

Annexure R:	Brise Soleil Method Statement

THIS AGREEMENT is made on the 7th day of February 2006
BETWEEN:
(1)	THE STANDARD LIFE ASSURANCE COMPANY whose head office is at 30 Lothian Road, Edinburgh EH1 2PH (Co. Regn. No: SZ000004) (the “Landlord”) and
(2)	ELECTRONIC ARTS LIMITED whose registered office is at 2000 Hillswood Drive, Chertsey, Surrey KT16 0EV (Co. Regn. No: 02057591) (the “Tenant”) and
(3)	ELECTRONIC ARTS INC whose registered office is at 209 Redwood Shares Parkway, Redwood City, California 94065 (a corporation incorporated in the State of Delaware) (the “Guarantor”)
WHEREBY IT IS AGREED as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement the following words and expressions have the following meanings unless the context otherwise requires:

“Brise Soleil Method Statement” means the method statement set out at Annexure R;

“Building Contract” means the building contract dated 27th April 2001 made between Tilebox Limited (1) and the Contractor (2) as amended and varied;

“CDM Regulations” means the Construction (Design and Management) Regulations 1994 together with the current Approved Code of Practice relating to the same;

“Contractor” means Alfred McAlpine Capital Projects Limited (which changed its name from Alfred McAlpine Construction Limited on 7th October 2003) (Co. Regn. No. 00247624);

“Contractor’s Warranty” means a warranty in favour of the Tenant in the form of the agreed draft at Annexure H;

“Date of Permitted Entry” means the date defined in clause 14.1;

“Default Event” means any or all of the following to occur:
(a)	the Tenant or the Guarantor shall have an order made or resolution passed for its winding-up which is not removed within a period of fourteen days thereafter;

(b)	the Tenant or the Guarantor enters into voluntary winding-up other than for the purposes of re-organisation whilst solvent;

(c)	the appointment of a provisional liquidator to the Tenant or the Guarantor;

(d)	presentation of a petition in respect of the Tenant or the Guarantor which is not contested within fourteen days of presentation or a meeting is convened for the purpose of considering a resolution for winding-up;

(e)	dissolution of the Tenant or the Guarantor (whether or not after winding-up);

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(f)	if in respect of the Tenant or of the Guarantor a resolution is passed or any other step is taken by the company or its directors for the appointment of an administrator, or an administrator is appointed, or a petition or application for an administration order is presented in relation to the company;

(g)	if a receiver (which expression shall without prejudice to the generality thereof include an administrative receiver) is appointed over all or any of the assets or of the income arising from all or any of the assets of the Tenant or of the Guarantor;

(h)	the Tenant or the Guarantor is unable to pay its debts within the meaning of Section 123 of the Insolvency Act 1986; or

(i)	if any meeting of the Tenant or the Guarantor is convened pursuant to Section 123 of the Insolvency Act 1986 to consider a proposal for a voluntary arrangement under Part 1 of such Act;
“Defects Period” means the period of 12 months from Practical Completion;
“Documents” means the plans elevations sections and drawings and outline specification in respect of the Landlord’s Works and Security Package works including mechanical electrical lift and other services and drainage and engineers drawings and manuals of all materials and supplies used in and all other technical data necessary for the carrying out and completion of the Landlord’s Works and, in relation to the Landlord’s Works only, and in respect of which copyright is vested in Tilebox Limited or Tilebox Limited has the benefit of a copyright licence capable of grant of sub-licences;
“Employer’s Agent” means Mercer and Miller of 39 Praed Street, London W2 1NR;
“External Works” means the works to the area surrounding the Podium to include the landscaping for the South and West elevations (particularly for the elevation fronting the pedestrian bridge link) and the residential square all as further detailed at Annexure E as amended and/or enhanced at the Tenant’s suggestion provided there are no cost or programme implications;
“External Works Contract” means the contract with the External Works Contractor for carrying out the External Works;
“External Works Contractor” means the contractor employed to carry out the External Works;
“External Works Contractor’s Warranty” means a warranty from the External Works Contractor in respect of the External Works in favour of the Tenant in the form set out at Annexure O mutatis mutandis;
“Head Lease” means the lease under which the Landlord holds the Premises dated 16 March 2001 made between The Council of the Borough of Guildford (1) and the Landlord (2);
“Health and Safety File” means the health and safety file required to be maintained in relation to the Premises including without limitation the Landlord’s Works, the Snagging Works, the External Works and/or any component of them or in relation to the Tenant’s Works or any component of them, as the context requires, pursuant to the CDM Regulations;

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“Landlord’s Cladding Deed” means a deed in the form of the agreed draft at Annexure G;
“Landlord’s Works” means the works briefly described in Annexure B being the works carried out and/or to be carried out pursuant to the Building Contract (together with the works described in Annexure J);
“Lease” means an underlease of the Premises in the form of the agreed draft at Annexure A;
“Licence to Carry Out Works” means a Licence to carry out the Tenant’s Works in the form of the agreed draft at Annexure I
“Measurement Surveyors” means On Centre Surveys Ltd;
“Method Statement” means a statement prepared by or on behalf of the Tenant setting out the methods by which the Tenant intends to commence and execute the Tenant’s Works;
“Net Internal Area” means Net Internal Area as defined in the Royal Institution of Chartered Surveyors Code of Measuring Practice 5th edition (2001);
“Opinion Letter” means a letter in respect of the Guarantor in the form of the agreed draft at Annexure L;
“Outstanding Works” means the works described in Annexure P;
“Planning Permission” means the planning permission dated 8th September 2000 issued by Guildford Borough Council under reference 99/P/01052;
“Practical Completion” means, in relation to the Landlord’s Works and the External Works, practical completion in accordance with the Building Contract or External Works Contract, as the context requires, and with this agreement;
“Premises” means the premises known as Onslow House, Guildford and more particularly described in the Lease;
“Programme” means the Landlord’s programme for the carrying out of the Landlord’s Works, the Snagging Works and the External Works a copy of which is at Annexure D (as revised from time to time by the Landlord);
“Rent Commencement Date” means the later of 1st June 2008 and 24 months after the Date of Permitted Entry;
“Requisite Permissions” means the Planning Permission and all requisite building regulation requirements, relevant British Standards and Codes of Practice, approvals, consents, licences, permissions and certificates required from any person and all other statutory consents necessary to commence carry out and complete the Landlord’s Works, the Snagging Works, the Outstanding Works, the Security Package works and the External Works or, as appropriate, the Tenant’s Works (including the works described in clause 9.8 but excluding any consent of the superior landlord required pursuant to the Head Lease);
“Section 106 Agreement” means an agreement dated 8th September 2000 and made between (1) The Council of the Borough of Guildford (2) Tilebox Limited (3) The Council of the Borough of Guildford and (4) Surrey County Council;

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“Security Package” means the works described in Annexure Q;
“Snagging Works” the works described in Annexure C;
“Target Date” means 1 June 2006;
“Tenant’s Representative” means Buro Four Project Services Limited of 300 St John Street, London EC1V 4PP or such other firm or company as may be appointed by the Tenant as such for the purposes of this agreement and notified in writing to the Landlord;
“Tenant’s Mortgagee” means a mortgagee or chargee to whom the Tenant may have charged the benefit of this agreement with the Landlord’s consent pursuant to Clause 20.2;
“Tenant’s Works” means the works to be carried out by the Tenant for the purpose of the initial fitting out of the Premises;
“working day” means any day from Monday to Friday (inclusive) other than Christmas Day Good Friday and any statutory bank holiday in England.
1.2	Interpretation
1.2.1	Any expressions common to this agreement and the Lease shall have the same meaning ascribed to them in the Lease unless this agreement otherwise prescribes.

1.2.2	Words in the singular shall include the plural and vice versa and words of one gender shall include the other two genders.

1.2.3	If a party comprises two or more persons their obligations and liabilities are joint and several.

1.2.4	Reference to a party agreeing not to do or omit any act or thing shall include references to that party not permitting or suffering it to be done or omitted.

1.2.5	Any reference to a Clause or Schedule is a reference to a Clause or Schedule of this agreement and any heading in this agreement shall not affect the construction of this agreement or any document referred to in it.

1.2.6	In Clauses 2, 3, 4, 5, 6, 7, 10, 11, 12 and 13 “Landlord” shall only mean the party of the first part of this agreement and the obligations on the part of the Landlord contained in these Clauses shall be personal to the Landlord.

1.2.7	Any reference to any statute or section of a statute shall include all subordinate legislation deriving validity from that statute or section of a statute and shall extend to any statutory amendment modification consolidation and re-enactment of it or such subordinate legislation for the time being in force.
2.	THE LANDLORD’S WORKS

2.1	Execution of Works
The Landlord has procured and shall procure the design, execution and completion of the Landlord’s Works, the External Works, the Outstanding Works, the Security Package works and the Snagging Works:

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2.1.1	at its own expense;

2.1.2	with due diligence and expedition;

2.1.3	in compliance with all Requisite Permissions;

2.1.4	in a good and workmanlike manner using sound materials of good quality;

2.1.5	in accordance with all statutes, statutory orders and regulations made under or deriving validity from them and which affect such works and any enforceable codes of practice of the local authority which shall affect the execution and completion of the Landlord’s Works, the Snagging Works and/or the External Works, once completed;

2.1.6	in accordance with the Programme, the Brise Soleil Method Statement and this Agreement.
2.2	Delays to the Programme
2.2.1	The Landlord shall procure that the Landlord’s Works have achieved Practical Completion by the Target Date. The Landlord shall use all reasonable endeavours to procure that the External Works have achieved Practical Completion and the Snagging Works and the Outstanding Works are complete by the Target Date.

2.2.2	The Landlord shall forthwith advise the Tenant in the event that the Landlord’s Works and/or the External Works and/or the Snagging Works are not proceeding substantially in accordance with the Programme.

2.2.3	Without prejudice to clauses 2.1.2, 2.2.1, 15.4 and 15.5 if the Landlord is of the opinion that the Landlord’s Works and/or the External Works and/or the Snagging Works will not be completed or are not likely to be completed by the anticipated dates as specified in the Programme then the Landlord shall prepare a revised Programme identifying the new anticipated dates and shall supply the Tenant with a copy of the revised Programme.

2.2.4	For the purposes of clause 2.2 the Target Date shall be extended by reference to any impediment, prevention or default, whether by act or omission, by the Tenant or any person for whom the Tenant is responsible except to the extent that it was caused or contributed to by any default, whether by act or omission, of the Landlord or any person for whom it is responsible.

2.2.5	The Landlord shall start the Security Package works immediately following Practical Completion and will use all reasonable endeavours to complete them prior to the Target Date.
2.3	Extent of Landlord’s Obligations
2.3.1	Subject to clause 2.3.2 to the extent permitted by law the Landlord’s liability pursuant to this agreement in respect of the Landlord’s Works the External Works and the Snagging Works shall following the later of the date of Practical Completion, completion of the Snagging Works, the Target Date and provision of the Contractor’s Warranty and the Landlord’s Cladding Deed pursuant to clause 5 of this agreement, be confined to the obligations expressly set out in clause 7 of

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this agreement and in clause 5.4 of the Lease and in the Landlord’s Cladding Deed.

2.3.2	The Landlord shall not be relieved of its obligations pursuant to clause 6.2 of this agreement unless and until the collateral warranty from the Employer’s Agent to be provided pursuant to clause 5 has been delivered to the Tenant.
2.4	Requisite Permissions

The Landlord shall obtain all of the Requisite Permissions so as to enable the Landlord’s Works, the External Works, the Outstanding Works, the Security Package works and the Snagging Works to be designed, carried out and completed as expeditiously as possible and in any event by the Target Date.

3.	MEASUREMENT OF THE PREMISES AND THE CALCULATION OF THE INITIAL RENT

3.1	The Net Internal Area of the Premises has been measured by the Measurement Surveyors as follows:-

Floor	Measured Area (square feet)
Fourth Floor Offices	6,615
Third Floor Offices	17,714
Second Floor Offices	20,446
Second Floor Terrace	789
First Floor Offices	21,313
First Floor Terrace	687
Podium Offices	20,725
Ground Floor Offices	2,181
Podium Reception	3,307
Ground Floor Entrance Hall	1,005

Total	94,782

3.2	On or before grant of the Lease, the Landlord will procure that the Measurement Surveyors issue to the Tenant a letter in the form annexed (Annexure F).
3.3	The Measurement Surveyors have acted as experts and their determination as to the Net Internal Area of the Premises is (except in the case of obvious error) final and binding upon the Parties.

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4.	SITE VISITS AND MEETINGS AND SUPPLY OF INFORMATION

4.1	Entry onto the Premises to view Works

The Landlord shall permit the Tenant, the Tenant’s Representative and their respective advisers at all reasonable times to enter onto the Premises (accompanied by a representative of the Landlord if the Landlord shall so require) to inspect and record the progress of the Landlord’s Works and/or the External Works and/or the Snagging Works and/or the Outstanding Works and/or the Security Package works and to prepare plans drawings specifications and tenders for the Tenant’s Works subject nevertheless to:
4.1.1	reasonable prior notice being given to the Landlord;

4.1.2	compliance with the proper and reasonable safety requirements imposed by the Landlord or the Contractor from time to time for the Premises and notified (insofar as practicable in writing) to the Tenant; and

4.1.3	the Tenant, the Tenant’s Representative and their respective advisers not materially impeding the progress of the Landlord’s Works and/or the External Works and/or the Snagging Works and/or the Outstanding Works and/or the Security Package works (as the case may be)
and the Landlord shall provide personal protective equipment for the use of the Tenant, the Tenant’s Representative and their advisors during such visits.
4.2	Progress meetings

The Tenant, the Tenant’s Representative and their advisers shall be entitled to attend progress meetings with the Landlord, the Contractor and the External Works Contractor which the Landlord shall procure shall take place no less frequently than monthly. The Landlord shall provide the Tenant with reasonable prior written notice of the date, time and place of each such meeting together with a copy of any proposed agenda.

4.3	Representations by Tenant

The Landlord shall take proper account of (but shall not be bound by) any representations made by or on behalf of the Tenant in connection with the Landlord’s Works and/or the External Works and/or the Snagging Works and/or the Outstanding Works and/or the Security Package works and the progress thereof Provided that:
4.3.1	nothing in this Clause shall interfere in any way with the rights of the Landlord under the Building Contract or the External Works Contract; and

4.3.2	any representations made by or on behalf of the Tenant shall be made at progress meetings pursuant to clause 4.2 and/or confirmed or made in writing direct to the Landlord and shall not be made to any other party involved in the carrying out or construction of the Landlord’s Works or the External Works or the Snagging Works or the Outstanding Works or the Security Package works.
4.4	Liability

The liability of the Landlord under this Agreement shall not be reduced or excluded by any approval, comment, representation, consent, enquiry or inspection into any relevant matter

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which may be made or carried out by or on behalf of the Tenant or by any failure to make or give any such approval, comment, representation, consent, enquiry or inspection.
4.5	Provision of Documents

The Landlord shall provide the Tenant with [a copy of the outstanding documents listed in Annexure K prior to 31 January 2006 and] the following documents as and when the same are prepared, executed or issued (insofar as they have not previously been provided):
4.5.1	The Programme;

4.5.2	Instructions issued to the Contractor and the External Works Contractor after the date of this agreement;

4.5.3	Minutes of site meetings which take place after the date of this agreement;

4.5.4	Any Requisite Permissions;

4.5.5	Test certificates and commissioning reports.
4.6	Copyright
4.6.1	The Landlord will, as soon as reasonably practicable, procure a copyright licence from Tilebox Limited in favour of the Landlord in relation to the Documents in such form which will enable it to grant to the Tenant the copyright sub-licence in clause 4.6.2 and shall provide a copy of such copyright licence to the Tenant within 2 working days of its receipt.

4.6.2	With effect from the date of the licence referred to in clause 4.6.1, the Landlord hereby grants to the Tenant with full title guarantee an irrevocable, royalty-free and non-exclusive licence to copy reissue and use the Documents for any and all purposes connected with the Premises. Such licence shall carry the right to grant sub-licences and shall be transferable to third parties. The Landlord will not be liable for any use of the Documents which is not permitted by the terms of this licence.
5.	WARRANTIES
5.1	On or before grant of the Lease the Landlord shall procure the proper execution and unconditional delivery to the Tenant of the Contractor’s Warranty and the External Works Contractor’s Warranty.
5.2	The Landlord shall use all reasonable endeavours to procure the proper execution (as deeds) and unconditional delivery to the Tenant, before the grant of the Lease, of deeds of warranty:
5.2.1	from each of the professional advisers named at Annexure N in the form of the relevant draft at Annexure M; and

5.2.2	from each of the sub-contractors named at Annexure N substantially in the form of the relevant draft at Annexure M.
5.3	Contemporaneously with the grant of the Lease the Landlord and the Tenant shall properly execute and unconditionally deliver the Landlord’s Cladding Deed and the Tenant shall not

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be obliged to complete the Lease unless the Landlord so executes and delivers the Landlord’s Cladding Deed.
5.4	The Landlord agrees that the Tenant may waive its right not to complete the Lease in the circumstances described in clauses 5.1 and 5.3 in whole or in part and at any time by written notice to that effect.
5.5	During the period from the date five (5) years after the Date of Permitted Entry to the date ten (10) years thereafter (or the earlier determination of the Lease) and if reasonably requested to do so by the Tenant or any lawful assignee of the Lease, the Landlord shall enforce the benefit of any obligation to the Landlord or the occupier of the Premises in connection with any and all guarantees from suppliers and sub-contractors in relation to the Premises, the Landlord’s Works, the Snagging Works, the Outstanding Works, the Security Package works and the External Works and pay the proceeds of such enforcement (if any) to the Tenant on receipt.
6.	PRACTICAL COMPLETION
6.1	The Landlord shall procure that the Tenant and the Tenant’s Representative are given not less than ten working days’ written notice of any inspection and as much notice as reasonably practicable of any re-inspection of the Landlord’s Works and/or External Works with a view to the issue of any certificate or statement of practical completion pursuant to the Building Contract or the External Works Contract and the Tenant and/or any of the Tenant’s advisers shall be entitled to inspect the Landlord’s Works and the External Works and shall be entitled prior to the actual issue of such certificates or statements (as the case may be) to make representations to the Landlord. The Landlord shall ensure that the Employer’s Agent has due regard to such representations but the Employer’s Agent’s independent discretion in the issue of the certificate or statement of practical completion shall not be fettered by such representations.
6.2	Without prejudice to clause 6.1, the Landlord shall procure that no certificate or statement of Practical Completion is issued until
6.2.1	The Landlord’s Works or the External Works as the case may be have achieved Practical Completion;

6.2.2	(in respect of the Landlord’s Works) the external envelope and weathershield of the Premises including all glazing is completed;

6.2.3	(in respect of the Landlord’s Works) the lifts (if any) serving the Premises are fully operational, in accordance with the Building Contract and the Requisite Permissions and all testing and commissioning has been carried out and all necessary keys have been provided to the Tenant;

6.2.4	the Premises are clean and free of all rubbish and any presence of the Contractor and the External Works Contractor as the case may be, their representatives, materials and equipment;

6.2.5	all Requisite Permissions have been obtained and all testing and commissioning in relation to the Premises has been carried out, witnessed and completed.

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6.3	The Landlord shall forthwith following the issue of any certificate or statement of practical completion pursuant to the Building Contract or the External Works Contract serve a copy on the Tenant.
6.4	Not later than ten working days’ prior to the anticipated completion of the Snagging Works, the Outstanding Works and/or the Security Package works (as the case may be) the Landlord shall procure that the Tenant and the Tenant’s Representative are given written notice of the anticipated date of completion of the relevant works.
6.5	On or before such anticipated date of completion notified pursuant to clause 6.4, the Tenant and/or any of the Tenant’s advisers shall be entitled to inspect the Snagging Works, the Outstanding Works and/or the Security Package works, as the case may be. The Tenant and the Tenant’s advisers shall be entitled to make representations in relation to such Snagging Works, Outstanding Works and/or the Security Package works to which the Landlord shall ensure the person responsible for accepting completion of such works has due regard (but shall not be bound by).

6.6	Following Practical Completion of the Landlord’s Works the Landlord will:
6.6.1	perform and observe clause 5.4 of the Lease as if it were set out in full in this agreement (mutatis mutandis); and

6.6.2	allow Guildford Borough Council access to the Premises to carry out the works described in the notices by letter served on the Landlord and dated the 6th and 14th September 2005.
7.	DEFECTS

7.1	Making good defects at Practical Completion

Following the date of Practical Completion, the Landlord shall procure the completion or remedying of any defects, omissions and snagging items identified in any snagging list attached to or issued with the certificate or statement of Practical Completion. The Landlord shall use all reasonable endeavours to procure that such completion or remedying is completed as soon as reasonably practicable following the date of Practical Completion.

7.2	Making good defects during the Defects Period

Without prejudice to any other obligation of the Landlord (whether under this Agreement or otherwise) the Landlord shall procure that any defects, shrinkages or other faults appearing in the Landlord’s Works, the Snagging Works, the Outstanding Works, the Security Package works and/or the External Works within the Defects Period and which are notified by the Tenant to the Landlord not less than 5 working days prior to the expiry of the Defects Period are made good at no cost to the Tenant and as soon as reasonably practicable in accordance with this Agreement and to the Tenant’s reasonable satisfaction.

7.3	Making good defects at final completion

The Landlord shall procure that the Employer’s Agent prepares a schedule listing any omissions defects shrinkages or other faults (save for any caused by any act neglect or default on the part of the Tenant) appearing in the Landlord’s Works, the Snagging Works, the Outstanding Works, the Security Package works and the External Works and any part thereof (“the Defects List”) and supply a copy thereof to the Tenant’s Representative not

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later than twenty working days before the expiry of the relevant Defects Period and the Tenant shall procure that not later than ten working days after the receipt of such schedule the Tenant’s Representative makes representations to the Employer’s Agent or the Landlord by listing any omissions defects shrinkages or other faults which they have observed and the Landlord shall procure that the Employer’s Agent shall have due regard to such list in finalising its Defects List. The Landlord shall procure that all items included in the Defects List are completed or made good to the reasonable satisfaction of the Tenant.

7.4	Access by Landlord to make good defects
7.4.1	The Tenant shall permit the Landlord, the Employer’s Agent and the Contractor and/or the External Works Contractor (as the case may be) and all persons reasonably authorised by them on giving reasonable prior written notice and at reasonable times to have access to such parts of the Premises as are necessary in order to remedy any such defects pursuant to clause 7.

7.4.2	Such access will be in accordance with a programme submitted by the Landlord and approved by the Tenant (such approval not to be unreasonably withheld or delayed).

7.4.3	The Landlord shall procure that all persons given access to the Premises in order to comply with its obligations pursuant to clause 7:
(A)	are supervised by a representative of the Contractor at all times;

(B)	comply with the proper and reasonable safety requirements imposed by the Tenant or the Tenant’s contractor from time to time for the Premises and notified to the Landlord in writing;

(C)	comply with the programme agreed by the Tenant pursuant to clause 7.4.2 so as to cause the minimum disruption to the Tenant’s business; and

(D)	do not materially impede the progress of the Tenant’s Works and/ or the Tenant’s use and enjoyment of the Premises.
7.4.4	Without prejudice to clause 7.4.3(D), for so long as the Contractor shall require access to the Premises to make good defects during the execution of the Tenant’s Works the Landlord and the Tenant shall co-ordinate the execution of the Tenant’s Works and the remedying of defects and shall procure that there shall be full liaison between each other’s respective contractors and workmen so as to minimise the length of any delays and the possibility of interference with each other’s works.

7.4.5	The Landlord shall procure that any damage caused in complying with its obligations under clause 7 is made good forthwith and to the reasonable satisfaction of the Tenant.
8.	HEALTH & SAFETY AND AS BUILT INFORMATION

As soon as reasonably practicable after Practical Completion the Landlord shall at its own cost supply the Tenant with a complete set of the “As-Built” scale drawings and the Health and Safety File (in the format specified in the Building Contract) which the Landlord shall procure is prepared in accordance with the CDM Regulations.

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9.	TENANT’S WORKS

9.1	Approval of Detailed Works and Method Statement
9.1.1	The Tenant shall as soon as reasonably practicable (and in any event before 1st May 2006) submit to the Landlord in writing for its written approval (such approval not to be unreasonably withheld or delayed) full particulars of its proposals for the Tenant’s Works and which shall be deemed granted if no response to the Tenant’s application is received by the Tenant within 10 working days of receipt of the application by the Landlord.

9.1.2	Prior to commencement of the Tenant’s Works, the Tenant shall provide a copy of its Method Statement to the Landlord. The Method Statement shall include the details of contact names for the consultants and contractors proposed for the design and carrying out of the Tenant’s Works.
9.2	Access

From the later of:
9.2.1	the Landlord’s approval of the Tenant’s Works in accordance with clause 9.1.1;

9.2.2	Practical Completion of the Landlord’s Works; and

9.2.3	the Target Date,
(“the Access Date”) the Tenant shall be permitted access to the Premises in accordance with clause 14 of this agreement for the purpose of carrying out of the Tenant’s Works.
9.3	Carrying out of Tenant’s Works

The Tenant’s Works shall be carried out and completed:
9.3.1	at its own expense;

9.3.2	without avoidable delay;

9.3.3	in a good and workmanlike manner using sound materials of good quality;

9.3.4	by reputable contractors;

9.3.5	in accordance with all Requisite Permissions relating to the Tenant’s Works; and

9.3.6	in accordance with the Method Statement.
9.4	Co-ordination with the External Works

The Tenant shall during the carrying out of the Tenant’s Works:
9.4.1	take such precautions at all times and at its own cost as the Landlord and its insurers or either of them may reasonably require for the protection of the Premises and the External Works from the effect of the Tenant’s Works;

9.4.2	procure, at no cost to the Landlord, that its fitting-out contractors shall maintain public liability insurance;

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9.4.3	not cause any material delay to or interference with the External Works nor give any instruction to the contractors engaged on them and shall make good all or any damage to the Landlord and its property caused by the carrying out of the Tenant’s Works provided always that the Landlord shall ensure that those carrying out the External Works during the carrying out of the Tenant’s Works shall be properly supervised and do not cause any material delay or interference with the Tenant’s Works nor give any instructions to the contractors engaged on the Tenant’s Works and shall make good all and any damage to the Tenant, its property and the Tenant’s Works caused by the carrying out of the External Works.
9.5	CDM Regulations

In so far as the Tenant’s Works and/or any works carried out under clause 9.8 are works to which the Regulations apply the Tenant shall:
9.5.1	act as the client in relation to such works for the purposes of the CDM Regulations and shall issue a declaration to that effect under regulation 4 of the CDM Regulations and send a copy forthwith to the Landlord and the Tenant warrants that it will not derogate in any manner from such declaration or its acceptance of responsibilities as a client under the CDM Regulations;

9.5.2	comply in all respects with the CDM Regulations and require that any person involved in carrying out such works complies with the CDM Regulations.
9.6	Health and Safety File

Subject to clause 9.9.1, following completion of the Tenant’s Works the Tenant shall liaise with the planning supervisor (if any) employed by the Landlord for inter alia the Tenant’s Works as to any necessary updating of the Health and Safety File and supply to such planning supervisor all information, drawings and details of the Tenant’s Works as reasonably required by such planning supervisor and use all reasonable endeavours to ensure that such updating is completed within four weeks of completion of the Tenant’s Works.

9.7	Link Road

The Landlord will use reasonable endeavours to ensure that the link road passing beneath the building between the main entrance and ground floor areas remains closed to public traffic during the carrying out of the Tenant’s Works.

9.8	Mezzanine Floor

The Landlord consents in principle (but subject to the following provisions of this clause) to the construction by the Tenant of a mezzanine floor or part floor above the ground floor office (“the mezzanine works”) and, if required under the terms of the Head Lease, will use all reasonable endeavours to procure consent of the superior landlord thereto:-
9.8.1	the Tenant shall provide detailed drawings and specifications of the mezzanine works for the approval of the Landlord (such approval not to be unreasonably withheld) and, if required under the terms of the Head Lease, the superior landlord;

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9.8.2	the Tenant shall following such approval obtain all Requisite Permissions for the mezzanine works;

9.8.3	the Tenant shall not commence the mezzanine works until clauses 9.8.1 and 9.8.2 (in so far as such Requisite Permissions are capable of being obtained and/or complied with prior to carrying out the mezzanine works) have been complied with;

9.8.4	the Tenant shall carry out and complete the work in accordance with clause 9.3 (mutatis mutandis);

9.8.5	the Tenant shall procure a collateral warranty in favour of the Landlord from each of the building contractor and structural engineer engaged by the Tenant in relation to the mezzanine works. Such collateral warranties shall be in a form no less onerous that those published by the Joint Contracts Tribunal and Construction Industry Council at the time of engagement, subject to such amendments as may be required by the professional indemnity insurers of the contractor and/or the structural engineer, as the case may be and shall be executed as a deed.
9.9 Licence to Carry-Out Works
9.9.1	No later than 20 working days after the completion of the Tenant’s Works and (if applicable) the mezzanine works the Tenant shall at its own cost supply the Landlord with a complete set of the “As-Built” drawings relating to the Tenant’s Works and (if applicable) the mezzanine works;

9.9.2	The Landlord will grant and the Tenant will take up and execute the Licence to Carry Out Works as soon as reasonably practicable and in any event within three weeks of the date of delivery of the “As-Built” drawings pursuant to clause 9.9.1.
9.10	Co-Ordination with the Security Package works

The Landlord shall during the carrying out of the Security Package works:
9.10.1	take such precautions at all times and at its own cost as the Tenant and its insurers or either of them may reasonably require for the protection of the Premises and the Tenant’s Works from the effect of the Security Package works;

9.10.2	procure, at no cost to the Tenant, that the contractors engaged in relation to the Security Package works shall maintain public liability insurance;

9.10.3	not cause any material delay to or interference with the Tenant’s Works nor give any instruction to the contractors engaged on them and shall make good all or any damage to the Tenant, its property and the Premises caused by the carrying out of the Security Package works provided always that the Tenant shall ensure that those carrying out the Tenant’s Works during the carrying out of the Security Package works shall be properly supervised and do not cause any material delay or interference with the Security Package works nor give any instructions to the contractors engaged on the Security Package works and shall make good all and any damage to the Landlord, its property and the Security Package works caused by the carrying out of the Tenant’s Works.

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10.	LANDLORD’S CONTRIBUTIONS

10.1	The Landlord shall on the grant of the Lease pay to the Tenant in cleared funds (subject to the receipt of invoices addressed to the Landlord):-
10.1.1	the amount of £75,000 (exclusive of VAT) as a contribution to the cost of purchasing and installing floor boxes provided that the Tenant may use this sum as a contribution to their overall cabling of the Premises and possible installation of grommets rather than floor boxes;

10.1.2	the amount of £210,125 (exclusive of VAT) as a contribution to the cost of the Tenant of removing and disposing of the existing carpet tiles and purchasing and laying new carpet tiles;

10.1.3	the amount of £82,540 (exclusive of VAT) as a contribution to the cost of fitting out the ground floor office area to Category A Standard;

10.1.4	the amount of £43,000 (exclusive of VAT) as a contribution to the additional cost of fitting out and in lieu of the provision of an external hoist and removal and replacement of glazing panels for the purpose of carrying out the Tenant’s Works.
10.2	The Landlord shall on the Date of Permitted Entry pay to the Tenant in cleared funds the amount of £5,000 towards the cost of insuring the Tenant’s Works.
11.	CAR PARKING

11.1	The Landlord will co-operate with the Tenant in making reasonable representations to Guildford Borough Council to seek agreement that the 100 car spaces which, under the terms of the Head Lease, are to be available for public use at weekends and public holidays may be exclusively used by the Tenant (here meaning Electronic Arts Limited and/or any Group Company (as defined in the Lease) of Electronic Arts Limited in occupation of the Premises or any part of them in accordance with the Lease) during the term of the Lease or any renewal of it.

11.2	The Landlord and Tenant shall act in good faith and use all reasonable endeavours to obtain the Council’s agreement PROVIDED THAT neither the making of such representations nor their outcome (successful or otherwise) shall be a pre-condition to completion of the Lease.

11.3	Subject only to the Council’s agreement, if so requested by the Tenant, the Landlord will, without delay, enter in to a deed of variation of or supplemental to the Head Lease to give effect to the change described in clause 11.1.

11.4	The Landlord and Tenant will be equally responsible for the Council’s reasonable and proper costs, disbursements and VAT in relation to such deed and will otherwise each be responsible for their own costs.

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11.5	The Landlord agrees not to serve notice pursuant to paragraph 1.3 of Schedule D of the Head Lease before the date immediately prior to the expiry of three months from and including the date of Practical Completion of the Landlord’s Works without the Tenant’s prior consent (such consent not to be unreasonably withheld or delayed).

12.	SECTION 106 AGREEMENT

12.1	In this clause 12 and clause 15 of this Agreement the following words and expressions have the following meanings unless the context otherwise requires:

“Art Works” means the ornamental features and/or works of art as defined in the Section 106 Agreement; and

“Staircase Works” means the refurbishment and improvement of the south western car park staircase leading to Guildford Railway Station.

12.2	In relation to the Art Works:
12.2.1	the Tenant will observe and perform paragraph 1 of the First Schedule to the Section 106 Agreement and on the date of completion of the Lease the Landlord will reimburse the Tenant (in cleared funds) in respect of the proper cost thereof up to a maximum of forty thousand pounds (£40,000); and

12.2.2	if reasonably required by the Tenant, the Landlord will use all reasonable endeavours to procure that The Council of the Borough of Guildford complies with its obligations in paragraph 1 of the First Schedule to the Section 106 Agreement.
12.3	In relation to the Staircase Works, the Landlord will:
12.3.1	observe and perform paragraph 3 of the First Schedule to the Section 106 Agreement; or

12.3.2	secure The Council of the Borough of Guildford’s agreement by:
(A)	formal deed of variation to the Section 106 Agreement (if required by The Council of the Borough of Guildford); or

(B)	otherwise (and evidenced in a manner acceptable to the Tenant acting reasonably)
to carry out the Staircase Works at the Landlord’s cost
and in either case by the Target Date.
12.4	The Landlord will forthwith make any payments under the Section 106 Agreement that have not been made (in particular the balance of twenty five thousand pounds (£25,000) due to The Council of the Borough of Guildford pursuant to paragraph 2.3 of the First Schedule) and indemnify the Tenant against all actions, claims, demands and proceedings made against the Tenant and all costs, expenses, liabilities and losses incurred directly or indirectly by the Tenant as a result of any breach of the Section 106 Agreement (other than any breach due to the non observance or non performance of paragraph 1 of the First Schedule to the Section 106 Agreement and/or the provisions relating to green travel plan

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referred to in clause 13) and/or the Section 278 Agreement dated the 3rd November 2000 between Surrey County Council (1) and Tilebox Limited (2).

13.	GREEN TRAVEL PLAN
13.1	The Landlord shall (to the extent it has not already done so) supply full details of the draft Green Travel Plan which it has caused to be prepared and will afford all reasonable assistance to the Tenant (including providing details of contributions made to highway improvements) in this regard to facilitate the agreement of the plan in accordance with paragraph (a) of the third schedule to the Section 106 Agreement.
13.2	Subject to clause 13.1, the Tenant shall agree and implement a Green Travel Plan prior to the Date of Permitted Entry in accordance with paragraph (a) of the third schedule to the Section 106 Agreement.

14.	OCCUPATION
14.1	With effect from the later of:
14.1.1	the Target Date; and

14.1.2	Practical Completion of the Landlord’s Works;
  (the “Date of Permitted Entry”) and until the grant of the Lease the Tenant may occupy the Premises.
14.2	The Tenant’s occupation of the Premises shall be as licensee and (whether or not it is in occupation of the Premises) the Tenant shall pay the Landlord immediately after and with effect from the Date of Permitted Entry a licence fee equivalent in all respects (relating to amount and the timing manner method and apportionment of payment) to the several rents expressed to be payable from time to time in the Lease together with Value Added Tax thereon as if the Lease had actually been granted for a term commencing on the Date of Permitted Entry PROVIDED ALWAYS THAT the Tenant shall not be obliged to pay a licence fee equivalent to the rent first reserved by the Lease for any period prior to the Rent Commencement Date.
14.3	The parties shall otherwise perform and observe all the covenants and conditions on their respective parts to be contained in the Lease.
14.4	This agreement shall not operate as a demise nor confer any proprietary right in the Premises (other than one to occupy as licensee) on the Tenant.
14.5	Prior to the Date of Permitted Entry the Landlord will procure that Elite Security’s contract is determined insofar as it relates to the Premises.
15.	LEASE GRANT

15.1	Engrossment of the Lease

The Landlord’s solicitors shall prepare the engrossments of the Lease and a counterpart of it.

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15.2	Completion of the Lease

The Tenant and (in consideration of the Landlord having entered into this agreement at the Guarantor’s request) the Guarantor shall execute and deliver the counterpart and the Landlord shall execute and grant the Lease on the tenth working day next after the later of:
15.2.1	the Date of Permitted Entry; and

15.2.2	completion of the Snagging Works;
(whether or not the Tenant shall take access under this agreement).
15.3	Terms of the Lease

The following provisions shall apply in relation to the grant of the Lease:
15.3.1	the Term shall be computed from the Date of Permitted Entry;

15.3.2	the rent first reserved under the Lease shall be due and commence to be payable on the Rent Commencement Date;

15.3.3	the Insurance Rent under the Lease shall be payable from the Date of Permitted Entry provided that credit shall be given for all payments made by the Tenant pursuant to clause 14 in relation to the same period(s) of time.
15.4	Determination

If Practical Completion of the Landlord’s Works has not occurred on or before the 1st September 2006 the Tenant may determine this agreement by written notice to the Landlord to that effect at any time thereafter and if Practical Completion of the Landlord’s Works has not occurred by 31st December 2006 either the Landlord or the Tenant may determine this agreement by written notice to the other to that effect and clause 18.2 and 18.3 of this agreement shall apply.
15.5	Compensation for delay

If Practical Completion of the Landlord’s Works occurs after the Target Date as extended pursuant to clause 2.2.4 the Landlord will pay the Tenant liquidated damages in the sum of £8,219 (exclusive of VAT) per day for each day from and including the 2nd June 2006 to and excluding the later of the Access Date and the date on which this agreement is determined in accordance with clause 15.4 of this agreement.

15.6	Opinion Letter

The Guarantor shall deliver the duly signed Opinion Letter to the Landlord on exchange of this agreement.

16.	LOCAL LAND CHARGES ETC.

The Lease will be granted subject to:
16.1	all local land charges whether registered or not before or after the date hereof and all matters capable of registration as local land charges whether or not actually so registered;

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16.2	all notices orders resolutions restrictions agreements directions and proposals therefor made by any local or other competent authority before or after the date hereof;
16.3
16.3.1	any matters which are unregistered interests which override registered dispositions under Schedule 3 to the Land Registration Act 2002;

16.3.2	such unregistered interests as may affect the Premises to the extent and so long as they are preserved by the transitional provisions of Schedule 12 of the Land Registration Act 2002; and
16.4	all matters contained in or referred to in schedule 2 to the Lease.

17.	TITLE

The Landlord’s title to grant the Lease having been deduced the Tenant shall not raise any objection to that title and the Landlord shall not be required to reply to any requisitions on that title except in relation to any matters not previously disclosed which are revealed by the Tenant’s solicitors pre-completion searches at HM Land Registry.

18.	DETERMINATION

18.1	Prior Notice

The Landlord or the Tenant may determine this agreement by written notice to the other to that effect in the event that:-
18.1.1	there shall be any material breach of their obligations to the other under this agreement and such breach (if capable of remedy) shall continue for and not be remedied to the reasonable satisfaction of the party not in breach within twenty working days after service of a notice specifying the breach; or

18.1.2	a Default Event occurs and within fourteen working days thereof the relevant party shall not have set aside or rectified the Default Event and in such event the Landlord shall be entitled to re-enter upon and take possession of the Premises and this agreement shall cease.
18.2	Saving Clause

The determination of this agreement shall be without prejudice to any other rights or remedies of the parties for the breach non-observance or non-performance of any of the other’s obligations under this agreement.

18.3	Cancellation of Land Registry Notice

In the event of such determination the Tenant shall forthwith cancel or procure the cancellation of any notice or other entry registered at the Land Registry relating to the interest of the Tenant in this agreement or the Premises.

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19.	REPRESENTATIONS

The Tenant and the Guarantor severally acknowledge that they have not relied on any representation by or on behalf of the Landlord in entering into this agreement apart from the Landlord’s solicitors’ written replies to the Tenant’s written enquiries before contract.

20.	ALIENATION

20.1	The Tenant shall not assign or otherwise deal with the benefit of this agreement in whole or in part nor prior to the grant of the Lease make any disposition of the Premises save by way of charge permitted by clause 20.2.

20.2	The Tenant may with the prior consent of the Landlord (such approval not to be unreasonably withheld or delayed) charge this agreement to secure building finance in respect of the Tenant’s Works from any institution pension fund bank or similar body.

20.3	The Landlord shall not assign or otherwise deal with the benefit of this agreement in whole or in part nor prior to the grant of the Lease make any disposition of the Premises save as permitted by clause 20.4.

20.4	In the event of the demutalisation of the Standard Life Assurance Company the Landlord may without the consent of the Tenant assign this agreement to the entity which assumes the assets, liabilities and obligations of the Standard Life Assurance Company.

21.	INSURANCE

21.1	Insurance of Landlord’s Works by Landlord

Until Practical Completion the Landlord shall insure or cause to be insured with insurers of good repute the existing structure of the Premises, the Landlord’s Works, the External Works, the Outstanding Works and the Snagging Works and all unfixed goods and materials against all risks usually covered by a contractors comprehensive all risks insurance policy including but not limited to the risks of fire storm earthquake tempest flood lightning explosion aircraft and aerial devices and articles dropped therefrom heave subsidence riot or civil commotion malicious damage impact bursting and overflowing of water tanks apparatus or pipes in an amount equal to the full cost of reinstating the Premises, the Landlord’s Works, the External Works, the Outstanding Works and the Snagging Works in the event of their damage or destruction together with the cost of debris removal demolition site clearance and architects’ surveyors’ and other professional fees including Value Added Tax on all such costs goods and materials fees and expenses subject to all exclusions and limitations reasonably imposed by the insurers or underwriters.

21.2	Insurance of Tenant’s Works by the Tenant

From commencement of the Tenant’s Works until practical completion of the Tenant’s Works the Tenant shall insure or cause to be insured with insurers of good repute the Tenant’s Works and all unfixed goods and materials against risks required to be covered by the all risks insurance required by and defined in the Standard Form of Building Contract Private with Quantities 1998 Edition (for the purposes of clause 21 “JCT98”) in an amount equal to the full cost of reinstating the Tenant’s Works in the event of their damage or destruction together with the cost of debris removal demolition site clearance and architects’ surveyors’ and other professional fees including Value Added tax on all such costs goods and materials fees and expenses subject to all exclusions and limitations reasonably imposed by the insurers or underwriters.

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21.3	Insurance from Practical Completion

With effect from the Date of Practical Completion the Landlord’s insurance obligations pursuant to Clause 21.1 shall cease and thereafter the Landlord shall comply with its insurance covenants contained in the Lease and shall notify its insurers that works are still being carried out by or on behalf of the Landlord and the value of such works, provided that the Landlord shall procure that such insurance shall cover the Tenant’s obligation to insure the existing structure of the Premises pursuant to and in accordance with clause 22C.1 of JCT98 including, without limitation, including the Tenant as joint insured.

21.4	Waiver of subrogation rights and basic terms of insurance

The Landlord in relation to the policy(ies) of insurance to be effected by it pursuant to respectively Clause 21.1 and 21.3 shall procure that the insurers shall waive all rights of subrogation against the Tenant.

21.5	Production and inspection of policies

The Landlord and the Tenant shall on demand each produce to the other for inspection the policy or policies of insurance maintained in accordance with the requirements of Clause 21 and the receipt for the last premium due or other sufficient evidence of payment thereof.

21.6	Destruction of Landlord’s Works

The Landlord shall notify the Tenant promptly upon the occurrence of any material damage to or material destruction of the Landlord’s Works (whether or not caused by any of the risks insured against) occurring before Practical Completion and in any such case (subject to receipt of all necessary Requisite Permissions and compliance with this agreement) shall rebuild repair and otherwise reinstate the Landlord’s Works as soon as practicable.

22.	CONFIDENTIALITY

None of the parties (including their agents employees or representatives) shall disclose or permit or suffer to be disclosed any of the contents or the existence of this agreement except and to the extent that such disclosure may be required by law by its reporting requirements or by the requirements of the UK Listing Authority or the London Stock Exchange PLC.

23.	CAPITAL ALLOWANCES

The Landlord shall use all reasonable endeavours at the request and reasonable cost of the Tenant to assist the Tenant in obtaining the benefit of any capital allowances which may be available to the Tenant in respect of the Tenant’s Works and any qualifying plant and machinery purchased by the Tenant with the sums described in clause 10 of this agreement and the Landlord at the request and reasonable cost of the Tenant will execute any election which may be required to enable the Tenant to claim and receive the benefit of such capital allowances.

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24.	NOTICES

24.1	Any notice served under this agreement shall be validly served if:
24.1.1	it is sent by facsimile transmission or by recorded delivery post or personally delivered to the registered office of the party being served or to such alternative address as it shall nominate in writing for that purpose; or

24.1.2	it is served in accordance with Section 196 of the Law of Property Act 1925 (as amended by the Recorded Delivery Act 1962).
24.2	If the Tenant or the Guarantor comprises more than one person it shall be sufficient service on the Tenant or the Guarantor if notice is served on one of them.

24.3	The Landlord need not serve on the Guarantor a notice which is duly served on the Tenant and the Guarantor shall not be relieved of any obligation or liability under this agreement because it has not received any such notice.

25.	VALUE ADDED TAX (“VAT”)

25.1	All sums payable under this agreement by the Tenant to the Landlord or by the Landlord to the Tenant shall be deemed to be exclusive of VAT.

25.2	Subject to the Landlord having made an election for the purposes of paragraphs 2 and 3 of Schedule 10 to the Value Added Tax Act 1994 in relation to the Premises and subject to the Landlord having supplied to the Tenant a copy of such election and subject further to HM Revenue & Customs not having refused to accept such election where pursuant to the terms of this agreement the Landlord makes a supply to the Tenant or vice versa and VAT is payable in respect of such supply the party receiving such supply shall pay to the party making the supply on delivery of a valid VAT invoice in respect thereof a sum equal to the amount of VAT so payable and shall make such payment:
25.2.1	on the date of such supply; or

25.2.2	if later, on the date on which a valid VAT invoice in respect of the relevant amount addressed to the receiving party is issued to that party if such VAT invoice is legally required to enable the said party to obtain a credit from H.M. Revenue & Customs for such amount.
25.3	Where the party receiving the supply fails to pay any such amount in full on the relevant date specified in Clause 25.2 that receiving party shall also pay to the party making the supply interest on such amount at the base rate from time to time of Barclays Bank plc from the date on which the supplier was liable to account to HM Revenue & Customs for the VAT in respect of such supply until the date payment is made by the recipient of the supply to the person making the supply PROVIDED THAT where the due date for payment by either party of any amount in respect of VAT is determined by reference to the issue of a VAT invoice as mentioned in Clause 25.2 above, that party shall not be liable to make any payment under this Clause 25.3 provided that any amount in respect of VAT payable by it is paid by it within twenty working days after the issue of such invoice.

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26.	NON-MERGER

This Agreement shall continue in full force and effect notwithstanding the grant of the Lease to the extent that any provisions are still to be observed and performed.

27.	GUARANTEE

In consideration of the Landlord having entered into this agreement at the Guarantor’s request the Guarantor as primary obligor guarantees and agrees with the Landlord that:

27.1	the Tenant will perform its obligations in this agreement; and

27.2	it will make good to and indemnify the Landlord against all losses damages costs and expenses caused by any default by the Tenant; and

27.3	no time or indulgence granted to the Tenant by the Landlord nor any variation of the terms of this agreement nor any other thing by virtue of which but for this provision the Guarantor would have been released will in any way release the obligations of the Guarantor hereunder to the Landlord under this Clause; and

27.4	it will execute the counterpart Lease as Guarantor for the Tenant when called upon to do so by the Landlord; and

27.5	if at any time before the completion of the Lease any Default Event occurs in relation to the Tenant or where the Tenant comprises one or more persons occurs in relation to any one of those persons then the Landlord may at any time before completion of the Lease invoke the provisions of Clause 27.6 by written notice served on the Tenant unless a party has previously served notice pursuant to Clause 18.1 in respect of that or any other event or either party has served notice pursuant to clause 15.4; and

27.6	immediately on service of a notice pursuant to Clause 27.5 but without prejudice to any pre-existing right of action of any party in respect of any breach by any other party of its obligations under this agreement the rights of the Tenant under this agreement shall cease and determine and this agreement shall have effect from the date of the notice as if the obligation to accept the Lease and the other obligations of the Tenant contained in this agreement were the primary obligations of the Guarantor and the Guarantor will when requisite execute and deliver a counterpart of the Lease in lieu of the Tenant on the terms of this agreement and will take up the Lease on its grant.

28.	JURISDICTION

This agreement shall be governed by and construed in accordance with the law of England and the Guarantor submits to the exclusive jurisdiction of the English Courts and irrevocably agrees that any process may be served on it by leaving a copy of the relevant documents at the Premises and each party undertakes to notify the other of any change from time to time of such address for service and to maintain an appropriate address at all times.

29.	EXCLUSION OF THIRD PARTY RIGHTS

Each party confirms that no term of this agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this agreement.

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30.	PROTECTING AGREEMENT AGAINST LANDLORD’S TITLE

The Tenant shall not be entitled to note this Agreement any rights granted in the Lease against the Landlord’s registered title other than by a unilateral notice.
IN WITNESS whereof the parties have respectively executed this agreement as a deed and delivered it on the date hereof.
On one part
SIGNED and DELIVERED as a deed by
as the Attorney of THE STANDARD
LIFE ASSURANCE COMPANY
(in exercise of a Power of Attorney
under its Seal dated
in the presence of:
On other part

EXECUTED as a deed by	)
ELECTRONIC ARTS LIMITED	)
acting by two directors or a	)
director and its secretary	)

EXECUTED as a deed by	)
ELECTRONIC ARTS INC	)
acting by two directors or a	)
director and its secretary	)

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Herbert Smith
DATED     2006
THE STANDARD LIFE ASSURANCE COMPANY
and
ELECTRONIC ARTS LIMITED
and
ELECTRONIC ARTS INC.

UNDERLEASE
of
Onslow House, Guildford, Surrey
affecting title numbers SY702491 and SY706210

Herbert Smith LLP

1

2

3

PARTICULARS

DATE	2006
PART 1

“Landlord”	THE STANDARD LIFE ASSURANCE COMPANY whose head office is at Standard Life House 30 Lothian Road Edinburgh EH1 2DH (Co. Regn. No. SZ000004)

“Tenant”	ELECTRONIC ARTS LIMITED whose registered office is at 2000 Hillswood Drive Chertsey Surrey KT16 OEU (Co. Regn. No. 02057591

“Guarantor”	Any person who, for the time being, guarantees performance of the Tenant’s obligations that person currently being ELECTRONIC ARTS INC. whose registered office is at 209 Redwood Shares Parkway, Redwood City, California 94065 (a corporation incorporated in the State of Delaware)

“Premises”	Onslow House Guildford being the premises described in schedule 1

“Term Commencement Date”	[As per the Agreement for Lease]

“Term”	10 years from and including the Term Commencement Date

“Yearly Rent”	£2,193,252 per annum (and increased as per clause 3.1)

“Rent Commencement Date”	[As per the Agreement for Lease]

“Review Date”	5 years from and including the Term Commencement Date

“Review Rent”	£2,512,211 per annum

“Permitted Use”	Use as good quality offices for any purpose within Class B1(a) (but not for any other purpose within that Use Class) of the schedule to the Town and Country Planning (Use (Class) Order 1987.

PART 2

Term Expiry Date	10 years from and including the Term Commencement Date

Landlord and Tenant Act 1954	Not excluded

Interest on late payments	3% above base rate

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THIS UNDERLEASE made on the date and between the parties specified in the Particulars
WITNESSES as follows:
1.	DEFINITIONS

The following expressions and those defined in Part 1 of the Particulars have the respective specified meanings:

“1954 Act” means the Landlord and Tenant Act 1954 as amended;

“Development” has the meaning given by Planning Law;

“Enactment” means every Act of Parliament, directive and regulation and all subordinate legislation which, at any relevant time during the Term, has legal effect in England and Wales;

“Group Company” means any company which is either the holding company of the Tenant or a wholly-owned subsidiary of the Tenant or of the Tenant’s holding company, as those expressions are defined in section 736 Companies Act 1985 and, for the purposes of clause 4.15.5(C)(2)(b)(ii), any company which has the same relationship with the relevant underlessee;

“Head Lease” means the lease under which the Landlord holds the Premises dated 16 March 2001 made between The Council of the Borough of Guildford (1) and the Landlord (2) and “Superior Landlord” means the person for the time being entitled to the reversion immediately expectant on the term granted by the Head Lease and every other person having an interest in reversion to that term;

“Insurance Cost” means all the money which the Landlord properly spends on:
(A)	effecting and maintaining insurance against the Insured Risks in relation to the Premises for whatever amount the Landlord reasonably considers represents the Premises’ full replacement cost with such allowance as the Landlord reasonably considers appropriate for related liabilities and expenses (including, without limitation, liability to pay proper fees or charges on the submission of an application for planning permission and proper costs which might be incurred in complying with any Enactment, in carrying out any replacement work and sums for proper professional fees and incidental expenses which might be incurred on any debris removal and replacement, and all VAT);

(B)	effecting and maintaining any insurance relating to the Landlord’s property owner’s and employer’s liability in relation to the Premises and anything done in them; and

(C)	reasonable and proper professional fees relating to insurance, including fees for insurance valuations carried out at reasonable intervals not more frequently than once in every three years from the last valuation;
“Insurance Rent” means, for any relevant period, all of:
(A)	the Insurance Cost for the relevant period;

(B)	the amount which the Landlord properly spends on effecting and maintaining insurance against not less than five years’ loss of the rent first reserved by this lease and with any addition to the amount insured as the Landlord may reasonably decide in respect of VAT;

(C)	(without prejudice to all other provisions of this lease relating to the use of the Premises and the vitiation of any policy of insurance) any amount which the Landlord properly spends on all additional premiums and loadings on any policy of insurance required as a result of anything done or omitted by the Tenant; and

(D)	an amount equal to the total of all excess sums which the insurers are not liable to pay out on any insurance claim in respect of the Premises and which the Landlord has paid in replacing the damaged or destroyed parts of the Premises;
“Insured Risks” means any loss caused by fire, lightning, explosion, riot, civil commotion, strikes, labour and political disturbances and malicious damage, aircraft and aerial devices, (other than hostile aircraft and devices) and articles accidentally dropped from them, storm, tempest, flood, bursting or overflowing of water tanks and pipes, impact, earthquake and accidental damage to underground water, oil and gas pipes, or electricity wires and cables, subsidence, ground slip and heave, breakdown and sudden and unforeseen damage to engineering plant and equipment, damage caused to the Premises by theft and terrorism if cover is available at reasonable cost and such other risks or perils against which the Landlord may insure, subject to such exclusions and limitations as are imposed by the insurers;

“Order” means the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003;

“Particulars” means the particulars set out at the beginning of this lease;

“Permitted Part” means any part of the Premises comprising the whole of one or more complete floor levels or the whole of one or more wings which are shown hatched red, blue and yellow on the Plans, excluding the ground floor entrance lobby area shown cross hatched black on the Plans, all load bearing parts and all circulation areas and plant equipment which are common to that part of the Premises and the remainder of them;

“Planning Law” means every Enactment and, to the extent they relate to the Premises, every planning permission, statutory consent and agreement, made pursuant to any Enactment relating to the use, development and occupation of land and buildings;

“Plans” means the plans annexed to this lease;

“Public Authority” means any government department, public, local, regulatory, fire and any other authority, any institution having functions which extend to the Premises or their use or occupation, any court of law, any company or authority responsible for the supply of utilities, and any of their duly authorised officers;

“Section 106 Agreement” means an agreement dated 8th September 2000 and made between (1) The Council of the Borough of Guildford (2) Tilebox Limited (3) The Council of the Borough of Guildford and (4) Surrey County Council;

“Stipulated Rate” means a yearly rate of interest, calculated on a daily basis, three per cent above the base rate of the Bank of Scotland or of such other U.K. bank as the Landlord may reasonably nominate at any time; and

“VAT” means Value Added Tax as referred to in the Value Added Tax Act 1994 (or any tax of a similar nature which may be substituted for, or levied in addition to, it).

2.	INTERPRETATION

2.1	Where a party is more than one person, their obligations are joint and several.

2.2	A Tenant’s obligation not to do or omit anything also operates as an obligation not to permit or suffer it to be done or omitted by any person deriving title from the Tenant or by their respective servants or agents and to prevent or, as the case may be, to require it being done.

2.3	References to:
(A)	any clause or schedule are references to the relevant clause or schedule of this lease and any reference to a sub-clause or paragraph is a reference to that sub-clause or paragraph of the clause or schedule in which the reference appears;

(B)	any right of or obligation to permit the Landlord to enter the Premises shall also be construed, subject as provided in clause 4.9, as entitling the Landlord to remain on the Premises with or without equipment and permitting such right to be exercised by all persons authorised by the Landlord;

(C)	any consent of the Landlord, or words to similar effect including references to approvals, mean a written consent signed by or on behalf of the Landlord and given before the act requiring consent and any such reference which states that the consent will not be unreasonably withheld also means that it will not be unreasonably delayed;

(D)	the Premises (except in the definition of Premises and of Permitted Part and in clauses 4.15 and 6.5) extend, where the context permits, to any part of the Premises;

(E)	a specific Enactment include every modification, consolidation and re-enactment and extension of it for the time being in force, except in relation to the Town and Country Planning (Use Classes) Order 1987, which shall be interpreted exclusively by reference to the original provisions of Statutory Instrument 1987 No 764 whether or not it may have been revoked or modified;

(F)	the expiry of this lease mean the date when the tenancy constituted by it terminates either at the end or sooner determination of the Term or pursuant to any applicable Enactment and references to the last year of this lease mean the year ending on the expiry of this lease;

(G)	rents or other sums being due from the Tenant to the Landlord mean that they are exclusive of any VAT;

(H)	the Tenant’s obligations mean the Tenant’s obligations under this lease and under every agreement which is supplemental or collateral to it; and

(I)	The Royal Institution of Chartered Surveyors extend to its President or acting President for the time being.
2.4	Clause and paragraph headings shall not affect the construction of this lease.
2.5	(A)	When the Landlord’s consent is required under this lease, the relevant provision shall be construed as also requiring (and any consent by the Landlord shall be deemed to be given subject to the need for) any necessary consent of the Superior Landlord, for which the Landlord shall apply at the Tenant’s reasonable and proper cost, and nothing in this lease, or in any consent by the Landlord, shall imply that the Superior Landlord’s consent will not be unreasonably withheld or delayed;

	(B)	references to any right of (or obligation to permit) the Landlord to enter the Premises extend to the Superior Landlord and to all persons authorised by it and shall be construed in the manner required by clause 2.3(B); and

	(C)	this lease takes effect subject to the rights which are reserved out of the Head Lease.
3.	DEMISE AND RENTS

The Landlord at the request of the Guarantor DEMISES the Premises to the Tenant TOGETHER WITH for the benefit of the Tenant, and others authorised by it at any time during the Term or otherwise entitled to exercise them, the rights specified in Part II of Schedule 1 EXCEPT and RESERVED to the Landlord, and other persons authorised by it at any time during the Term or otherwise entitled to exercise them, the rights specified in Part III of schedule 1 TO HOLD the Premises to the Tenant for the Term SUBJECT to all existing rights, obligations and other matters affecting them,

THE TENANT PAYING TO THE LANDLORD:

3.1	Yearly and proportionately for any part of a year, until the Rent Commencement Date a peppercorn (if demanded) and thereafter until the Review Date the Yearly Rent and thereafter the Review Rent, by equal quarterly payments in advance on the usual quarter days in every year, the first payment of the Yearly Rent or a proportionate part of it (being a proportion from and including the Rent Commencement Date to and excluding the first quarter day thereafter) to be made on the Rent Commencement Date;

3.2	The Insurance Rent, payable on demand;

3.3	Interest payable on demand, at the Stipulated Rate on any sum owed to the Landlord pursuant to the Tenant’s obligations, whether or not as rent, which is not received by the Landlord on the due date (or, in the case of money due only on demand, within fourteen days after the date of demand), calculated for the period commencing on the due payment date and ending on the date the sum (and the interest) is received by the Landlord; and

3.4	All VAT for which the Landlord is or may become liable on the supply by the Landlord to the Tenant in connection with this lease or the interest created by it and of any other supplies, whether of goods or services, such VAT to be paid at the same time as the other rents or sums to which it relates.

4.	TENANT’S OBLIGATIONS

The Tenant agrees with the Landlord:

4.1	Rent

To pay the rents reserved by this lease on the days and in the manner set out in clause 3 without deduction or set off and (unless the Landlord agrees otherwise) to pay the Yearly Rent (together with any VAT on it) by banker’s standing order to such bank as the Landlord may nominate at any time.

4.2	VAT

To pay the Landlord an amount equal to any VAT incurred by it on any amount which the Tenant is required to reimburse or indemnify the Landlord against pursuant to the Tenant’s obligations, except to the extent the Landlord obtains credit for such VAT pursuant to sections 24, 25 and 26 Value Added Tax Act 1994 or any regulations made under them.

4.3	Outgoings

4.3.1	To pay all rates, taxes and other outgoings assessed on or reasonably attributable to the Premises or on their owner or occupier during the Term excluding, without prejudice to the rent reserved in clause 3.4 and to clause 4.2, any tax payable by the Landlord as a direct result of any actual or implied dealing with the reversion of this lease or of the Landlord’s receipt of income.

4.3.2	To pay all charges for water, gas and electricity (including meter rents) consumed in the Premises during the Term.

4.4	Compliance with Enactments

(Without prejudice to the provisions of clause 5.4) to comply with all Enactments and with the requirements of any Public Authority affecting the Premises, their use, occupation, employment of people in them and any work being carried out to them (whether the requirements are imposed upon the owner, lessee or occupier) and not to do or omit anything by which the Landlord may incur any liability under any Enactment or requirement of a Public Authority.

4.5	Official communications

Without delay, to supply the Landlord with a true copy of any official communication received from, or proposal made by, any Public Authority and to comply fully with its provisions at the Tenant’s cost, except that (if requested by the Landlord and at its cost) the Tenant shall make such representations as the Landlord may reasonably require against any communication or proposal, so long as the representations do not conflict with the Tenant’s rights under this lease.

4.6	Repair

4.6.1	(Without prejudice to the provisions of clause 5.4), well and substantially to repair the Premises and maintain and keep them in good and substantial repair and condition (damage by any of the Insured Risks excepted, to the extent that this lease obliges the Landlord to insure against them and to the extent that the insurance money is not rendered irrecoverable or insufficient because of a breach of the Tenant’s obligations) provided that the Tenant’s obligations under this clause shall not extend to any liability of the Superior Landlord to repair under clauses 4.3.1 and 4.4 of the Head Lease.

4.6.2	(Without prejudice to the generality of the foregoing) to keep in a good state of repair and condition and cleanliness the carpeting and ceiling tiles in the Premises and to replace the same in the last three months of the Term (howsoever determined) in such colours and patterns as the Landlord may reasonably require.

4.7	Decoration and general condition

4.7.1	To keep the Premises clean and in the fifth and last years of this lease to redecorate and treat the Premises with appropriate materials in a good and workmanlike manner (and during the last year of this lease in a colour scheme and with materials reasonably approved by the Landlord) but the Tenant shall not be obliged to redecorate or treat the Premises if the need to do so is caused by any of the Insured Risks, to the extent the insurance money is not rendered irrecoverable or insufficient because of a breach of the Tenant’s obligations.

4.7.2	To enter into and maintain contracts for the regular inspection maintenance and servicing of all fixed plant and equipment comprised in the Premises by reputable contractors and to obtain satisfactory test certificates as may be reasonably required by the insurers and, whenever reasonably required, to produce copies of such contracts and certificates to the Landlord.

4.8	Refuse

To ensure the removal of refuse from the Premises at least once a week.

4.9	Entry by the Landlord

To permit the Landlord, at reasonable times on reasonable prior written notice (except in an emergency), to enter the Premises in order to:
(A)	investigate whether the Tenant has complied with its obligations created by this lease;

(B)	take any measurement or valuation of the Premises;

(C)	fix and retain on the Premises, without interference but in a position which does not materially affect their amenity, a notice for their disposal and to allow the Landlord to show the Premises to prospective purchasers and their agents and, during the last ten months of the Term, to prospective tenants and their agents; and

(D)	to exercise the rights described in Part II of schedule 1,
provided the Landlord causes as little interference as reasonably possible to the Tenant’s use of the Premises for its business (except where it is necessary to do so in order to comply with any obligation to the Tenant) and, if the Landlord exercises any of the rights by carrying out work on the Premises, it shall make good any damage caused to them and to any of the Tenant’s chattels straight away, unless the right has been exercised because of some material breach of the Tenant’s obligations.

4.10	Remedying breaches

4.10.1	To comply with any notice requiring remedy of any breach of the Tenant’s obligations.

4.10.2	If the Tenant does not comply with any such notice within a reasonable time, to permit the Landlord to enter the Premises to remedy the breach, as the Tenant’s agent .

4.10.3	To pay the Landlord, on demand, all the reasonable costs and expenses properly incurred by the Landlord in exercising its rights under this clause.

4.11	Preserving rights

4.11.1	To preserve all rights of light and other easements belonging to the Premises and not to give any acknowledgement that they are enjoyed by consent.

4.11.2	Not to do or omit anything which might subject the Premises to any new easement and to notify the Landlord, without delay, of any encroachment which might have that effect.

4.12	Alterations and reinstatement

4.12.1	Not to carry out:
(A)	any Development and not to commit any waste;

(B)	any work which adversely affects any load bearing structure of the Premises;

(C)	the erection of any structure on the Premises (subject to clause 4.14).
4.12.2	Not to carry out any structural alterations to the Premises or any alterations which affect the external appearance of the Premises or any alterations to capital plant within the Premises without the Landlord’s consent which will not be unreasonably withheld or delayed and which shall be deemed granted if no response to the Tenant’s application is received by the Tenant within 10 working days of receipt of the application by the Landlord and provided that the Tenant’s application contains reasonable details and supporting documentation relating to the proposed alterations.
4.12.3	Subject to the other provisions of this clause, any other alteration or addition to the Premises will not require the Landlord’s consent.
4.12.4	On making alterations or additions to the Premises for which the Landlord has insurance obligations, to provide the Landlord without delay with a written, independent, current insurance (VAT exclusive) valuation of the work, for replacement purposes.
4.12.5	The Tenant shall provide the Landlord within four weeks of completion of any works carried out under this clause 4.12 with detailed drawings and specifications relating to such works.

4.12.6	At the expiry of this lease to:
(A)	remove all alterations and additions made at any time to the Premises, and anything installed under clause 4.14.2, by the Tenant or by any person deriving title from it;

(B)	remove all work done in connection with the original fitting out of the Premises by the Tenant pursuant to the agreement for the grant of this lease dated [ ] and to restore and make good the Premises in a proper and workmanlike manner to the condition and design which existed before the relevant work was carried out, to the Landlord’s reasonable satisfaction.

provided that if either include the addition of a mezzanine area between the ground and first floors, the Tenant shall not be obliged to remove it and instead shall reinstate the ground and mezzanine areas (which for the avoidance of doubt may not necessarily be a complete floor) to an office standard with suspended ceiling, raised floor, carpet tiles and painted plaster to wall surfaces. All finishes shall be to a standard in keeping with the remainder of the building. The Tenant shall install ceiling mounted air distribution from existing Landlord’s plant and ducts to the area. For the avoidance of doubt, if the mezzanine area is less than 70% of the area of the ground floor and is left open to the ground floor, the air distribution will be provided to only one ceiling of one floor level.

4.13	Use

Not to use the Premises:
(A)	for any purpose which causes a nuisance, disturbance or obstruction to any person or property;

(B)	for any public auction or public meeting or for any noxious, noisy or immoral use or one which would cause diplomatic or State immunity from the Tenant’s obligations or for the business of a government agency which the public visit without appointment or (except as incidental to the Permitted Use) for the transmission of telecommunications signals; or

(C)	(without prejudice to the preceding paragraphs of this clause) except for the Permitted Use.
4.14	Signs, aerials etc

4.14.1	Not to erect anything on the outside of the Premises except the Tenant’s usual corporate signage referred to in clause 4.14.2

4.14.2	(Subject to obtaining all necessary planning consents) to display and maintain on the exterior of the Premises the Tenant’s usual corporate signage reasonably approved (as to siting, design and appearance) by the Landlord, showing the name (or trading name) of every permitted occupier of the Premises.

4.15	Dealings with the lease

4.15.1	In clause 4.15, any reference to a transfer includes an assignment.

4.15.2	Not to transfer, mortgage, charge, hold on trust for another, underlet or otherwise part with possession of part only of the Premises or agree to do so, except that the Tenant may underlet the whole of (but not more or less than) any Permitted Part, if it first complies or, where appropriate, procures compliance with the conditions described in clauses 4.15.5 and 4.15.6.

4.15.3	Not to transfer, hold on trust for another, underlet or otherwise part with possession of the whole of the Premises or agree to do so, except that the Tenant may transfer or underlet the whole of the Premises if, before the transfer or underletting is completed, the Tenant complies or, where appropriate, procures compliance with the conditions described in clause 4.15.4 or clause 4.15.5, as applicable.

(Transfer)

4.15.4	Not to transfer the whole of the Premises without complying with the following conditions (which are specified for the purposes of section 19(1A) of the Landlord and Tenant Act 1927 and which operate without prejudice to the Landlord’s right to withhold consent on any reasonable ground):
(A)	if the proposed transfer is to a non Group Company:
(1)	that the Tenant enters into an authorised guarantee agreement, as defined in section 16 of the Landlord and Tenant (Covenants) Act 1995, with the Landlord in a form which the Landlord reasonably requires; and

(2)	that any Guarantor guarantees to the Landlord that the Tenant will comply with the authorised guarantee agreement in a form which the Landlord reasonably requires; and

(3)	that if the Landlord reasonably requires, the proposed transferee procures the following:
(a)	covenants with the Landlord by an additional guarantor or guarantors reasonably approved by the Landlord, in the terms contained in clause 7; and/or

(b)	a deposit with the Landlord of an amount in cleared funds equal to up to half the Yearly Rent or the Review Rent (as the case may be) and an amount equal to VAT on that amount, on terms which the Landlord reasonably requires; or
(B)	if the proposed transfer is to a Group Company;
(1)	if the Tenant’s obligations, or any of them, are guaranteed by another Group Company, that such Group Company covenants with the Landlord in the terms contained in clause 7; or

(2)	if the Tenant’s obligations are not guaranteed by another Group Company and if the transferee is not, in the Landlord’s reasonable opinion, of equal financial standing to the Tenant, that the proposed transferee procures covenants by a Group Company other than the Tenant and the transferee and which is, in the Landlord’s reasonable opinion, of equal financial standing to the Tenant, in a form which the Landlord reasonably requires; and

(3)	if any of the Tenant’s obligations are secured by a deposit, the proposed transferee procures a deposit with the Landlord of the same amount and on the same terms; and
(C)	that the Landlord’s consent, which will not be unreasonably withheld, is obtained to, and within two months before, the transfer (save in respect of a transfer to a Group Company which shall not require the Landlord’s Consent).

(Underletting)

4.15.5	Not to underlet the whole of the Premises or any Permitted Part (each being referred to in this paragraph as the premises) except:
(A)	to a person who has covenanted with the Landlord:
(1)	to observe the Tenant’s obligations to the extent they relate to the premises (other than the payment of rents);

(2)	not to transfer the whole of the premises without the Landlord’s consent (which will not be unreasonably withheld if the conditions referred to in clause 4.15.5(C)(2)(b)(ii) are first satisfied); and

(3)	not to transfer part of the premises or if the premises comprise a wing of a floor underlet or otherwise part with possession or share the occupation of them or any part of them (except that the underlessee may share occupation with a Group Company of the underlessee on the same terms as and set out in clause 4.15.8, provided they are contained in the underlease and require notification upon request to the Landlord of this lease);
(B)	by reserving as a yearly rent, without payment of a fine or premium, an amount equal to:
(1)	(in the case of an underletting of the Premises) their then open market rack rental value;

(2)	(in the case of an underletting of a Permitted Part) its then open market rack rental value, such rent to be approved by the Landlord (who will not unreasonably withhold it) and to be payable by equal quarterly instalments in advance on the usual quarter days and by reserving, as additional rents, amounts equal to, and payable at the same times as, the other rents reserved by this lease or, in the case of an underletting of a Permitted Part, a pro rata proportion of them;

(C)	by a form of underlease:
(1)	which does not express any sum to be payable by reference to a proportion of the rent or of any other sum payable under this lease, but which requires it to be payable and assessed in accordance with the same principles as are required by this lease;

(2)	which requires:

(a)	the principal rent reserved by it to be reviewed upwards only at intervals of not more than five years, in accordance with open market rent review principles; and

(b)	the underlessee to observe the Tenant’s obligations (other than the obligation to pay rents under this lease) to the extent they relate to the premises, and containing:

(i)	a condition for re-entry by the underlessor on breach of obligation by the underlessee;

(ii)	a qualified covenant not to transfer the whole of the premises (subject to prior compliance with conditions as set out in clause 4.15.4) and an unqualified covenant not to transfer part of the premises or to underlet or otherwise part with possession or share the occupation of them or any part of them (except that the underlessee may share occupation with a Group Company of the underlessee on the same terms as and set out in clause 4.15.8, provided they are contained in the underlease and require notification upon request to the Landlord of this lease); and
(3)	which is approved by the Landlord such approval not to be unreasonably withheld if the other provisions of this paragraph are observed;
(D)	(save in the case of an underletting of the whole of the Premises) where sections 24 to 28 inclusive of the 1954 Act are validly excluded in relation to the underlease in accordance with the provisions contained and referred to in section 38A of that Act; and

(E)	with the Landlord’s consent, in response to the Tenant’s application which must disclose all material circumstances relevant to the proposed underletting, issued within two months before completion of the underletting, which consent (subject to compliance with the foregoing conditions precedent and if appropriate with clause 4.15.6) will not be unreasonably withheld.
4.15.6	And, further, in relation to an underlease of a Permitted Part:
(A)	to reserve a separate service charge in respect of the maintenance, repair and renewal of any common parts or common facilities; and

(B)	not to grant or agree to grant any underlease:
(1)	so as to create the possibility of there being more than eight separate occupations affecting the whole of the Premises (occupations in right of this lease counting as one occupation);

(2)	except where sections 24 to 28 inclusive of the 1954 Act are validly excluded in relation to the underlease in accordance with the provisions contained and referred to in section 38A of that Act.
4.15.7	To require every underlessee to observe the provisions of the underlease and not, expressly or impliedly, to waive any breach of them, nor to vary the terms of any underlease.

(Sharing occupation)
4.15.8	Not to share the occupation of the Premises or any part of them except that the Tenant may share occupation with a company which is, but only for so long as it remains, a Group Company provided the Tenant does not grant the company sharing occupation exclusive possession nor create any relationship of landlord and tenant, nor otherwise transfer or create a legal estate, and the Tenant shall upon request notify the Landlord of the identity of each such Group Company.

4.16	Notifying Landlord of dealings with the lease

4.16.1	Within five working days after any disposition or devolution of this lease, or of any estate or interest in or derived out of it, to give the Landlord notice of the relevant transaction with a certified copy of the relevant document (and of the notice and declaration relevant to the exclusion of the 1954 Act from any underlease), and to pay the Landlord a fair and reasonable fee of not more than fifty pounds for registering each notice.

4.16.2	To register with the Landlord the name, home address and telephone number of at least two keyholders of the Premises.

4.17	Payment of cost of notices, consents etc

To pay the Landlord on demand all reasonable and proper expenses (including bailiffs’ and consultants’ fees) incurred in connection with:
(A)	the preparation and service of a notice under section 146 Law of Property Act 1925, or in contemplation of any proceedings under section 146 or 147 of that Act, notwithstanding that forfeiture is avoided otherwise than by relief granted by the court;

(B)	every step taken during, or within a reasonable time after, the expiry of this lease in connection with the enforcement of the Tenant’s obligations, including the service or proposed service of all notices and schedules of dilapidations and reasonable consultants’ fees incurred in monitoring any action taken to remedy any breach of the Tenant’s obligations; and

(C)	every application for consent under this lease, even if the application is withdrawn provided that consent is not unreasonably withheld or subject to an unlawful condition or conditions.
4.18	Obstruction/overloading

Not to obstruct:
(A)	or obscure any openings of the Premises;

(B)	any notice erected by the Landlord in accordance with its powers under this lease, nor overload or cause undue strain to the Premises.

4.19	Complying with Planning Law
4.19.1	Not, without the Landlord’s consent (not to be unreasonably withheld), to apply for planning permission relating to the Premises.
4.19.2	If the Landlord reasonably requires in connection with any relevant proposal by the Tenant, to apply for a determination under section 192 Town and Country Planning Act 1990.
4.19.3	If the Landlord gives consent under clause 4.19.1, not to implement the planning permission before the Landlord has acknowledged, acting reasonably, that its terms are acceptable.

4.19.4	To complete before the end of the Term all works on the Premises required as a condition of any planning permission implemented by the Tenant or by any person claiming under or through it.
4.20	Indemnifying the Landlord

To indemnify the Landlord against all consequences of any breach of any of the Tenant’s obligations (including all costs reasonably incurred by the Landlord in an attempt to mitigate any such breach).

4.21	Notifying defects in the Premises

To notify the Landlord, without delay, of any defect in the Premises which becomes known to the Tenant and which might give rise to:
(A)	an obligation on the Landlord to do, or refrain from doing, anything at the Premises; or

(B)	any duty of care, or the need to discharge such duty, imposed by the Defective Premises Act 1972, and to display such notices as the Landlord may reasonably require to be displayed at the Premises relating to their state of repair and condition.

4.22	Insurance and fire fighting equipment

4.22.1	Not to do or omit anything by which any insurance policy, of which the Tenant shall have been provided with written particulars, relating to the Premises becomes void or voidable.

4.22.2	To comply with all requirements and reasonable recommendations of the insurers and to provide and maintain unobstructed, appropriate operational fire fighting equipment and fire notices on the Premises.

4.22.3	To notify the Landlord, without delay, of any incidence of an Insured Risk on the Premises and of any other event which ought reasonably to be brought to the insurers’ attention.

4.22.4	If the Tenant or any person claiming title from it is entitled to the benefit of any insurance of the Premises, to cause all money paid under such insurance to be applied in making good the loss or damage for which it was paid.

4.22.5	If any damage is caused to the Premises and any insurance money under the Landlord’s insurance is irrecoverable because of a breach of the Tenant’s obligations, to pay the Landlord, without delay, the whole of the irrecoverable insurance money.

4.22.6	If there is any deficiency in any insurance money received by the Landlord in respect of the replacement of any damage or destruction referred to in clause 5.2.3 because the Tenant has failed to comply with its obligations under clause 4.12.4, or if any insurance valuation provided under that clause is shown (even allowing for reasonable inflation) to have been too low at the time it was given, to pay the Landlord the amount of the deficiency in the insurance money.

4.23	Dangerous and contaminative materials

Not to keep or use at the Premises any dangerous or contaminative materials which might cause harm and, if there is any breach of that obligation, to remove all trace of the material from the affected land and to leave it in a clean and safe condition.

4.24	Returning the Premises to the Landlord

At the expiry of this lease:
(A)	to return all keys of the Premises to the Landlord;

(B)	to remove all chattels and tenant’s fixtures and to vacate the Premises, reinstated and restored and made good in accordance with clause 4.12.6 and in the state of repair and condition required pursuant to the Tenant’s obligations;

(C)	to make due application to the Land Registry for the cancellation of any notice of, or relating to, this lease or any document supplemental or collateral to it and, on request, to supply the Landlord with a copy of the application; and

(D)	subject to paragraph (B), to return the documents referred to in that paragraph to the Landlord.
4.25	Covenants

To comply with all obligations affecting the Premises being those contained or referred to in the documents referred to in schedule 2 and not to interfere with any rights which benefit them.

4.26	Land Registry

To the extent the grant (or any transfer) of this lease and of any right appurtenant to it requires to be completed by registration pursuant to the Land Registration Act 2002 in order to operate at law, to comply with the relevant registration requirements and, as soon as practicable, to provide the Landlord’s solicitors with a copy of an official copy of the relevant register evidencing compliance with them.

4.27	Head Lease

4.27.1	To comply with the lessee’s obligations contained in the Head Lease so far as they relate to the Premises, except the obligations to pay rent and, so far as the obligation to insure falls on the Landlord pursuant to clause 5.2, to insure.

4.27.2	Not to do or omit any act or thing which would or might cause the Landlord to be in breach of the Head Lease.

5.	LANDLORD’S OBLIGATIONS

The Landlord agrees with the Tenant:

5.1	Quiet enjoyment

That the Tenant may peaceably hold and enjoy the Premises without any interruption by the Landlord or any person rightfully claiming from or in trust for it.

5.2	Insurance

5.2.1	To keep the Premises (except any demountable partitioning, window blinds and wall or floor surface coverings not installed by or at the cost of the Landlord and fixtures which are tenant’s trade fixtures) insured against the Insured Risks in a sum which, in the Landlord’s reasonable opinion, is their full replacement cost (but not necessarily the facsimile reinstatement cost).

5.2.2	On request to supply the Tenant (but not more frequently than once in any period of twelve months) with evidence of such insurance.

5.2.3	If, during the Term, the Premises (except as set out in clause 5.2.1) are damaged by an Insured Risk and to the extent that payment of the insurance money is not refused because of a breach of the Tenant’s obligations, the Landlord will (subject to clause 6.5) with all convenient speed take the necessary steps to obtain any requisite planning permissions and consents and, if they are obtained, to lay out the insurance money received (except sums for public and employer’s liability and loss of rent) towards replacing, but not necessarily in facsimile reinstatement, the damaged parts (except as set out in clause 5.2.1) as soon as reasonably practicable and will make up any deficiencies out of its own resources but:
(A)	the Landlord’s obligation to insure and to replace does not extend to any alteration or addition referred to in clause 4.12.4, if and to the extent the Tenant has failed to comply with that clause;

(B)	the Landlord is not liable to carry out the replacement if it is unable, having used all reasonable endeavours, to obtain every permission and consent necessary to execute the relevant work, in which event the Landlord shall, subject to paragraph (C), be entitled to retain all the insurance money received by it; and

(C)	if the Landlord is not liable to carry out the replacement and if the Tenant has complied with clause 4.12.4, the Landlord shall pay the Tenant that proportion of any received insurance money which is referable to any damaged alterations or additions referred to in that clause, such proportion to be agreed between the Landlord and the Tenant or, if they cannot agree, to be determined by an arbitrator appointed by The Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant in accordance with the Arbitration Act 1996.
5.2.4  Waiver of Subrogation
The Landlord shall use all reasonable endeavours to obtain the insurer’s agreement to waive all rights of subrogation against the Tenant, its servants and agents in respect of any claim concerning damage to the Premises during the Term.
5.3     Head Lease
5.3.1  To comply with the lessee’s obligations in the Head Lease to the extent the Tenant is not liable to do so pursuant to clause 4.27.
5.3.2  On the request of the Tenant and at its reasonable and proper expense, to take all reasonable steps to enforce the
Superior Landlord’s obligations in the Head Lease.
5.3.3  Without prejudice to the generality of clause 5.3.2:

(A)	the Landlord shall, without delay, pay to the Tenant the sums it receives from the Superior Landlord pursuant to paragraph 2 of Schedule C to the Head Lease save where the Superior Landlord makes such payment direct to the Tenant in respect of which the Landlord and the Tenant shall use reasonable endeavours to achieve; and

(B)	if the Superior Landlord does not provide the Landlord’s Services (as defined in Schedule D to the Head Lease) to the reasonable satisfaction of the Tenant the Tenant may serve notice to that effect on the Landlord and the Landlord (acting reasonably) shall either carry out the appropriate Landlord’s Services (in accordance with paragraph 5.1 of Schedule D to the Head Lease) or refer the issue to determination (in accordance with paragraph 5.2 of Schedule D to the Head Lease).
5.3.4	Wherever the Tenant makes application for any consent under this lease and the Landlord is prepared in principle to give its consent, to take all reasonable steps, at the Tenant’s reasonable expense, to obtain any necessary consent from the Superior Landlord.

5.4	Defects

5.4.1	In this clause 5.4:

“Defect” means a defect in the Landlord’s Works attributable to faulty design and/or faulty workmanship and/or faulty materials and/or faulty installation;

“Landlord’s Works” means the works carried out to the Premises by or on behalf of the Landlord and/or by or on behalf of Tilebox Limited (company registration number 03600395) prior to the grant of this lease;

5.4.2	The Landlord covenants with the Tenant within a reasonable time and to the Tenant’s reasonable satisfaction to make good any Defect or procure that any Defect is made good provided that the existence of such Defect is notified in writing by the Tenant to the Landlord prior to [ ] 2011.

5.4.3	The Tenant shall permit the Landlord to have access to such parts of the Premises as are necessary in order to remedy any Defects.

5.4.4	Such access will be in accordance with a programme submitted by the Landlord and approved by the Tenant (such approval not to be unreasonably withheld or delayed).

5.4.5	The Landlord shall procure that all persons given access to the Premises in order to comply with its obligations pursuant to this clause 5.4:
(A)	are supervised by a representative of the Landlord’s contractor at all times;

(B)	comply with the proper and reasonable safety requirements imposed by the Tenant from time to time for the Premises and notified to the Landlord in writing;

(C)	comply with the programme agreed by the Tenant pursuant to clause 5.4.4 so as to cause the minimum disruption to the Tenant’s business; and

(D)	do not materially impede the Tenant’s use and enjoyment of the Premises.

5.4.6	The Landlord shall procure that any damage caused in complying with its obligations under clause 5.4.2 is made good forthwith and to the reasonable satisfaction of the Tenant.
5.4.7	If the Landlord and the Tenant cannot agree on whether the subject matter of a notice given by the Tenant under paragraph 5.4.2 constitutes a Defect within fourteen days of such notice the dispute will be determined by an arbitrator in accordance with the Arbitration Act 1996. The arbitrator shall be appointed by the president or vice president of The Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant.
6.	OTHER AGREEMENTS AND DECLARATIONS

6.1	Forfeiture and re-entry

If:
(A)	any rent is unpaid for twenty-one days after becoming payable (whether the rent has been demanded or not); or

(B)	there is any other breach of the Tenant’s obligations; or

(C)	any guarantee of the Tenant’s obligations is or becomes unenforceable for any reason; or

(D)	if the Tenant or any Guarantor (or if more than one person any one of them):
(1)	is the subject of a winding up order, bankruptcy order or a petition is presented, filed or lodged at court for winding up or liquidation whether voluntarily (except for reconstruction or amalgamation of a solvent company on terms agreed by the Landlord acting reasonably) or compulsorily;

(2)	calls, convenes or summons a meeting of members to consider a winding-up resolution or is the subject of any such resolution, except for a voluntary reconstruction as stated in paragraph (1);

(3)	is subject to the appointment of any receiver, manager or administrative receiver or a provisional liquidator or a resolution is passed or any other step is taken by the Tenant or the Guarantor or its directors for the appointment of an administrator, or an administrator is appointed, or a petition or application for an administration order is presented, in relation to the Tenant or the Guarantor;

(4)	enters into any form of compromise of debts, scheme of arrangement, rescheduling or restructuring with its creditors or any of them, including but not limited to any scheme of arrangement under the Companies Act 1985 or any voluntary arrangement under the Insolvency Act 1986;

(5)	obtains, or takes any steps to obtain, any moratorium or other form of protection against creditors or a general suspension of the payment of debts due and payable, including but not limited to any moratorium available under the Insolvency Act 1986;

(6)	dies or is dissolved or is otherwise struck off any register of companies in its place of incorporation or any other place where it is registered or located;

(7)	is the subject of any lawful forfeiture, execution, distraint, repossession in relation to any of its assets; or

(8)	is the subject of any analogous procedure, regime, process or step in any jurisdiction outside England and Wales.
the Landlord may, notwithstanding the waiver of any previous right of re-entry, re-enter on any part of the Premises and on such re-entry this lease shall absolutely determine, but without prejudice to any Landlord’s right of action for any prior breach of the Tenant’s obligations.
6.2	No implied rights

6.2.1	Neither the Tenant nor the Premises is entitled to any right, including any quasi-easement, except those expressly granted by this lease.

6.2.2	The Tenant may not enforce, or prevent the release or modification of, any type of right or obligation attaching to the Landlord’s interest in the Premises or in any other land so as to prevent or restrict the development or use of any other land.

6.2.3	Any provision of this lease which would, apart from this provision, be in conflict with this clause takes effect subject to it.

6.3	Service of notices

6.3.1	In addition to any other method of service, any notice which is served under this lease shall be validly served if it is served in accordance with section 196 Law of Property Act 1925, as amended by the Recorded Delivery Service Act 1962.

6.3.2	If the Tenant or any Guarantor comprises more than one person, it shall be sufficient if notice is served on one of them, but a notice duly served on the Tenant does not need to be served on any Guarantor.

6.4	Relief from liability to pay rent

If:
(A)	the Premises (except as set out in clause 5.2.1) are damaged by an Insured Risk, so that the Premises are incapable of occupation and use; and

(B)	the payment of any insurance money has not been vitiated by a breach of the Tenant’s obligations, the Yearly Rent, or a fair proportion of it according to the nature and extent of the damage sustained, shall cease to be payable from the date when the damage occurred until the date on which the Premises (except as set out in clause 5.2.1) are made fit for substantial occupation and use and any dispute about such cessation shall be determined by an arbitrator to be appointed, in default of agreement, on the application of the Landlord or the Tenant to The Royal Institution of Chartered Surveyors in accordance with the Arbitration Act 1996.

6.5	Ending of the lease following major damage

6.5.1	If the Premises are damaged by an Insured Risk so that substantially the whole of them cannot be occupied for the Permitted Use without substantial work being undertaken under clause 5.2, this lease may be determined:
(A)	by the Tenant, but only if:
(1)	the Landlord has not commenced the necessary replacement work by the expiry of 24 months after the date when the damage occurred; or

(2)	the necessary replacement work is not substantially complete by the expiry of the period for which loss of rent is insured; and, in either case,

(3)	payment of any insurance money has not been vitiated by a breach of the Tenant’s obligations; and

(4)	it does not owe the Landlord any debt under clauses 4.22.5 or 4.22.6; and

(5)	it serves the Landlord, by the expiry of 26 months after the date when the damage occurred (if paragraph (1) applies) or by the expiry of the period for which loss of rent is insured (if paragraph (2) applies), with written notice to determine; and
(B)	by the Landlord, but only if:
(1)	the damage occurs during the last five years of the Term; and

(2)	despite having used all reasonable endeavours to achieve a lawful commencement of the necessary replacement work by the expiry of the period specified in paragraph (A)(1), the Landlord was unable to do so; and

(3)	it serves the Tenant, by the expiry of 28 months after the date when the damage occurred, with not less than six months prior written notice to determine.
6.5.2	Once a notice has been served under 6.5.1(A)(5) or (B)(3), it shall be irrevocable and the Landlord’s obligations under clause 5.2.3 shall cease and, on the expiry of the notice, this lease shall determine without prejudice to any accrued rights of any party and the Landlord shall be entitled to retain the insurance money (provided that, if the Tenant has complied with clause 4.12.4, the Landlord shall pay the Tenant that proportion of any received insurance money which is referable to any damaged alterations or additions referred to in that clause, such proportion to be agreed between the Landlord and the Tenant or, if they cannot agree, to be determined by an arbitrator appointed by The Royal Institution of Chartered Surveyors on the application of the Landlord or the Tenant in accordance with the Arbitration Act 1996).

6.5.3	For the purposes of this clause, replacement work:
(A)	commences when it would be treated as commencing under Section 56 of the Town & Country Planning Act 1990 but work of demolition does not, of itself, signify commencement; and

(B)	is substantially complete when any person, appointed by the Landlord to certify its completion, properly certifies that it is complete, whether by issue of a certificate of practical completion or otherwise.
6.5.4	Time is of the essence of the periods referred to in this clause.

6.6	Arbitration fees

Any arbitrator’s fees may be paid by the Landlord or the Tenant, notwithstanding any direction or prior agreement as to liability for payment, and if either party chooses to do so, it shall be entitled to an appropriate repayment by the other party on demand.

6.7	No warranty as to use

The Landlord does not warrant that the Premises are authorised under Planning Law to be used, or are otherwise fit for, any specific purpose.

6.8	Overriding lease

If, during the Term, the Landlord grants a tenancy of the reversion immediately expectant on the determination of this lease, whether pursuant to section 19 Landlord and Tenant (Covenants) Act 1995 or otherwise, any obligation of the Tenant to obtain the consent of the Landlord under this lease to any dealing with it includes an obligation to obtain the consent of the lessor under such tenancy to that dealing.

6.9	Application of Landlord and Tenant (Covenants) Act 1995

This lease is a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

6.10	Exclusion of Third Party Rights

The parties confirm that no term of this lease is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to it.

6.11	Jurisdiction

This lease is governed by and construed in accordance with the law of England and the Tenant and the Guarantor submit to the exclusive jurisdiction of the English courts and agree that any process may be served on them by leaving a copy of the relevant document at the Premises and each party to this lease undertakes to notify the other in advance of any change from time to time of such address for service and to maintain an appropriate address at all times.

7.	GUARANTOR’S OBLIGATIONS

In consideration of the Landlord entering into this lease, the Guarantor as a principal obligor agrees with the Landlord that:

7.1	Guarantee

Until the expiry of this lease or until any earlier date when the Guarantor is released by virtue of the Landlord and Tenant (Covenants) Act 1995 from its obligations under this sub-clause:

(A)	the Tenant’s obligations will be performed;

(B)	the Tenant will comply with any authorised guarantee agreement which it enters into on a transfer of this lease; and

(C)	to the extent the Tenant’s obligations or any such authorised guarantee agreement are not complied with, the Guarantor will comply with them and will indemnify the Landlord against any loss it suffers as a result of any non-compliance.
7.2	Preservation of the Guarantee

The Guarantor’s obligations under sub-clause 7.1 are not affected by:
(A)	any indulgence, compromise or neglect in enforcing the Tenant’s obligations or any refusal by the Landlord to accept tendered rent;

(B)	any variation or waiver of any of the terms of this lease;

(C)	any partial surrender of this lease (and the Guarantor’s liability shall continue but only in respect of the Tenant’s continuing obligations);

(D)	any forfeiture of this lease, whether in whole or in part;

(E)	any legal limitation, immunity, incapacity, insolvency or the winding-up of the Tenant or by the fact that the Tenant otherwise ceases to exist;

(F)	any action taken by or on the Landlord’s behalf in contemplation of re-letting the Premises;

(G)	any other act or omission which, but for this provision, would have released the Guarantor from liability;
or any combination of any such matters.

7.3	No right to participate in security
The Guarantor may not participate in, or exercise any right of subrogation in respect of, any security held by the Landlord for the Tenant’s obligations.

7.4	Disclaimer etc.

If this lease is disclaimed, forfeited or if the Tenancy ceases to exist:

7.4.1	The Landlord may require the Guarantor at its reasonable and proper cost to accept a new lease of the Premises on the same terms of, and containing the same agreements as, this lease (and, where any such term applies as at a particular date or period, as at the same date or period), as if this lease had not been disclaimed etc. and as the terms have effect immediately before the disclaimer etc., for the residue of the Term, and with effect, from the date of disclaimer etc. but the new lease shall omit this clause.

7.4.2	For the purposes of sub-clause 7.4.1:
(A)	the Landlord may notify the requirement to the Guarantor only within the period of three months commencing on the date of disclaimer;

(B)	if there are any matters outstanding under this lease immediately before it is disclaimed, they shall be determined between the Landlord and the Guarantor and be reflected, as appropriate, in the new lease;

(C)	the new lease shall be completed within 4 weeks after the date when the Landlord notifies the requirement to the Guarantor.
7.5	Transfer of the reversion

The benefit of the Guarantor’s obligations under this clause will pass to a transferee of the Landlord’s reversion in the Premises without need for an express assignment.
IN WITNESS whereof this deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

SCHEDULE 1
PART I
(the Premises)
The land and buildings known as Onslow House, Guildford, being the whole of the land comprised in Title Numbers SY702491 and SY706210
PART II
(Rights)
The rights granted by paragraphs 1 to 9 (inclusive) of Part 3 of Schedule A to the Head Lease
PART III
(Exceptions and reservations)
1.	The rights excepted and reserved by the Head Lease.

2.	The right, at reasonable times on reasonable prior written notice (except in an emergency), to enter the Premises as often as may be necessary for any purpose for which the Tenant covenants in this lease to permit entry.

3.	The right to construct, inspect, maintain, repair and renew and to make connections to any conduit at the Premises at any time during the Term for the benefit of any other land.

4.	All rights of light, air and other easements and rights enjoyed by the Premises from or over any other land.

5.	The right to erect and maintain scaffolding on or against the Premises so long as reasonable and sufficient means of access to, egress from and servicing the Premises are maintained, such rights being reserved for the benefit of the land comprised in title numbers SY702491 and SY706210 and exercisable provided the Landlord causes as little interference as reasonably possible to the Tenant’s use of the Premises for its business (except where it is necessary to do so in order to comply with any obligation to the Tenant) and, if the Landlord exercises any of the rights by carrying out work on the Premises, it shall make good any damage caused to them and to any of the Tenant’s chattels straight away, unless the right has been exercised because of some material breach of the Tenant’s obligations and the Landlord would otherwise be out of pocket.

SCHEDULE 2
(Covenants etc.)
1.	The Section 106 Agreement.

2.	Section 278 Agreement dated 03.11.2000 and made between (1) Surrey County Council and (2) Tilebox Limited.

3.	The entries contained or referred to in the registers of title number SY702491.

SIGNED and DELIVERED as a deed	)
by	)
as the Attorney of THE STANDARD	)
LIFE ASSURANCE COMPANY	)
(in exercise of a Power of Attorney under its	)
Seal dated 28 April 2005))
in the presence of:	)

Signature of Witness:

Name (in BLOCK CAPITALS):

Address:

EXECTED as a DEED by	)
ELECTRONIC ARTS LIMITED was	)
hereunto affixed in the presence of:	)

Director

Director/Secretary

[THE COMMON SEAL of [	)
] was hereunto affixed	)
in the presence of:	)

Director

Director/Secretary]

                     2006
THE STANDARD LIFE ASSURANCE COMPANY
and
ELECTRONIC ARTS LIMITED

DEED
relating to
Onslow House, Guildford, Surrey

Herbert Smith LLP

THIS DEED is made on the     day of               2006
BETWEEN:
(1)	THE STANDARD LIFE ASSURANCE COMPANY whose head office is at 30 Lothian Road, Edinburgh EH1 2PH (Co. Regn. No: SZ000004) (“Standard Life”) and

(2)	ELECTRONIC ARTS LIMITED whose registered office is at 2000 Hillswood Drive, Chertsey, Surrey KT16 0EV (Co. Regn. No: 02057591) (the “Tenant”)
WITNESSES as follows:
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this agreement the following words and expressions have the following meanings unless the context otherwise requires:

“Building Contract” means the building contract dated 27th April 2001 made between Tilebox Limited (Co. Regn. No. 03600395) (1) and the Contractor (2) as amended and varied;

“Cladding Defect” means a defect in the Cladding System (excluding any snagging matters identified at or about the date of practical completion of the works which are the subject of the Building Contract and which the Landlord procures or rectifies within a reasonable period following practical completion) attributable to the design, workmanship, materials, or installation of the Cladding System;

“Cladding System” means the Spanwall composite cladding system, the double glazed Kawneer curtain walling system and all brise soleil assemblies and external steel grillage (including all bracketry and associated fixings) to the Premises;

“Contractor” means Alfred McAlpine Capital Projects Limited (Co. Regn. No. 00247624) whose registered office is at Kinnaird House, 1 Pall Mall East, London SW1Y 5AZ;

“Initial Period” means the period commencing on the date of this deed and expiring on [ ] 2011 [i.e. as clause 5.4.2 of Lease];

“Landlord” means the person for the time being entitled to the reversion expectant on the determination of the Lease;

“Lease” means an underlease of even date made between Standard Life (1) the Tenant (2) and Electronic Arts Inc. (3) of the premises shortly known as Onslow House, Guildford, Surrey (more particularly described in such underlease);

“Losses” means the aggregate of (i) the reasonable costs properly incurred by the Tenant in rectifying a Cladding Defect by way of repair, replacement or renewal as appropriate and (ii) (where Remedial Works cannot reasonably be carried out unless the Tenant vacates the Premises in whole or in part) the Tenant’s reasonable temporary relocation costs (to include without limitation the cost of taking alternative premises, professional costs and removal expenses to and from such alternative premises);

1

“Maximum Amount” means £750,000 in aggregate (exclusive of VAT);

“Remedial Works” means works undertaken or procured by the Tenant to rectify a Cladding Defect by way of repair, replacement or renewal, as appropriate.

1.2	Interpretation
1.2.1	Any expressions common to this Deed and the Lease shall have the same meaning ascribed to them in the Lease unless this agreement otherwise prescribes.

1.2.2	Words in the singular shall include the plural and vice versa and words of one gender shall include the other two genders.

1.2.3	If a party comprises two or more persons their obligations and liabilities are joint and several.

1.2.4	Reference to a party agreeing not to do or omit any act or thing shall include references to that party not permitting or suffering it to be done or omitted.

1.2.5	Any reference to a Clause is a reference to a Clause of this Deed and any heading in this Deed shall not affect its construction.

1.2.6	The obligations of Standard Life contained in this Deed shall be personal to Standard Life.

1.2.7	Any reference to any statute or section of a statute shall include all subordinate legislation deriving validity from that statute or section of a statute and shall extend to any statutory amendment modification consolidation and re-enactment of it or such subordinate legislation for the time being in force.
2.	CLADDING DEFECTS

2.1	The Tenant shall notify the Landlord of any Cladding Defect which becomes apparent during the Initial Period.

2.2	In relation to any Cladding Defect notified pursuant to clause 2.1 the Tenant shall allow the Landlord a reasonable period of time having regard to the nature and extent of the Cladding Defect within which to rectify the Cladding Defect in accordance with clause 5 of the Lease before submitting the details of the proposed Remedial Works to Standard Life in accordance with clause 2.3. Where Standard Life is the Landlord, Standard Life shall keep the Tenant advised of any remedial works it proposed to undertake to rectify a Cladding Defect and have due regard to (but not be bound by) any representations which the Tenant or its representatives may make in relation to the same.

2.3	The Tenant shall submit to Standard Life for its approval (not to be unreasonably withheld or delayed) full details of any Remedial Works it proposes to undertake and its reasonable estimate of Losses.

2.4	The Tenant shall have due regard to (but shall not be bound by) any representations which Standard Life may make in relation to the proposed Remedial Works and/or the need for the Tenant to vacate the Premises in whole or in part whilst the proposed Remedial Works are carried out.

2

2.5	If Standard Life has not objected to the Tenant’s proposals pursuant to clause 2.3 within 10 working days giving reasonable details of its reasons for such objection, Standard Life’s consent shall be deemed to be given.

3.	DISPUTE RESOLUTION

3.1	Any dispute or difference between the parties as to any matters referred to in clause 2.2, 2.3 or 2.4 shall be determined by an arbitrator in accordance with the Arbitration Act 1996. In the absence of agreement, the arbitrator shall be appointed by the President or Vice President of the Royal Institution of Chartered Surveyors.

3.2	Any dispute or difference between the parties as to what may be a reasonable period of time pursuant to clause 2.2 shall be determined by expert determination in accordance with clauses 3.3-3.7.

3.3	The expert shall be an independent chartered surveyor who shall be a partner in or director of a leading firm of surveyors having their main UK office in Central London and who shall have not less than ten years post qualification experience.

3.4	That expert shall be previously agreed upon between Standard Life and the Tenant or (in the absence of such agreement) nominated on the application of either Standard Life or the Tenant, or both of them jointly, by the President for the time being of the Royal Institution of Chartered Surveyors, or his duly appointed nominee.

3.5	The expert shall:

3.5.1	act as an expert;

3.5.2	allow the parties a reasonable opportunity of making representations and counter-representations to him;

3.5.3	take those representations and counter-representations into account; and

3.5.4	if required by either party give written reasons for his determination.
3.6	The award of the expert shall be binding on the parties, and the costs of the reference to him and of his determination (including his own fees and expenses and the legal and other costs of the parties) shall lie in his award.

3.7	If the expert dies or becomes unwilling to act or becomes incapable of acting, the President may, upon the application of either Standard Life or the Tenant, or both of them jointly, discharge him and appoint another chartered surveyor to act in his place and this shall be repeated as many times as the circumstances may require.

4.	REIMBURSEMENT OF LOSSES

Standard Life shall upon production from time to time of receipted invoices or, in the absence of such invoices, other evidence satisfactory to Standard Life (acting reasonably) of monies expended by the Tenant in respect of any matter falling within the definition of Losses pay to the Tenant the monies so expended within 14 working days after the production to Standard Life of such receipted invoices or other evidence PROVIDED THAT Standard Life shall not be obliged to make:-

4.1	any such payment or part of such payment to the extent that the amount of it when aggregated with any previous payments exceeds the Maximum Amount;

3

4.2	any such payment in respect of VAT which is recoverable by the Tenant as an input.

5.	ASSIGNMENT
This Deed may be assigned without the consent of Standard Life by the Tenant to another person (T1) taking an assignment of the Tenant’s interest in the Lease and by T1 to another person (T2) taking an assignment of T1’s interest in the Lease. Standard Life shall be given written notice of any assignment, but failure to give such notice shall not affect the validity or effectiveness of such assignment. No further or other assignment of this Deed will be permitted and in particular T2 shall not be entitled to assign this Deed.
6.	DURATION
The Tenant shall not be permitted to make any claim pursuant to this Deed after the expiry of the Term or earlier determination of the Lease.
7.	THIRD PARTY RIGHTS
For the avoidance of doubt the parties confirm that this Deed shall not and the parties do not intend that this Deed shall confer or purport to confer on any third party any right to enforce any term of this Deed pursuant to The Contracts (Rights of Third Parties) Act 1999.
8.	JURISDICTION
This Deed shall in all respects be governed by the Laws of England and Wales and subject to clause 3 any dispute or difference arising under or in connection with this Deed shall be subject to the exclusive jurisdiction of the Courts of England and Wales, save for the purposes of enforcing the decisions of such courts in other jurisdictions.
IN WITNESS whereof this Deed has been executed by the parties hereto and is intended to be and is hereby delivered on the date first above written

SIGNED and DELIVERED as a deed	)
by	)
as the Attorney of THE STANDARD LIFE	)
ASSURANCE COMPANY (in exercise	)
of a Power of Attorney under its Seal	)
dated 28 April 2005))
In the presence of:	)

Signature of Witness;

Name (in BLOCK CAPITALS):

Address:

4

EXECUTED as a DEED by	)
ELECTRONIC ARTS LIMITED was	)
hereunto affixed in the presence of	)

Director

Director/Secretary

5

                              2006

LANDLORD:	THE STANDARD LIFE ASSURANCE COMPANY and

TENANT:	ELECTRONIC ARTS LIMITED and

GUARANTOR:	ELECTRONIC ARTS INC

LICENCE TO ALTER
(by tenant within demise)
relating to Lease of
Onslow House, Guildford, Surrey

The Landlord’s consent has not been given and is not being given by virtue of this draft being sent out or until a formal licence executed by the landlord is completed.
Herbert Smith LLP

1

LICENCE DATED

1.	PARTICULARS

	LANDLORD	THE STANDARD LIFE ASSURANCE COMPANY whose registered office is at Standard Life House, 30 Lothian Road Edinburgh EH1 2DH (Co. Regn. No.SZ000004)

	TENANT	ELECTRONIC ARTS LIMITED whose registered office is at 2000 Hillswood Drive Chertsey Surrey KT16 0EU (Co. Regn. No.02057591)

	GUARANTOR	ELECTRONIC ARTS INC whose registered office is at 209 Redwood Shares Parkway, Redwood City California 94065 (a corporation incorporated in the State of Delaware)

	PREMISES	Onslow House, Guildford more particularly described in the Lease;

	LEASE	Date:	[	] 2006

		Parties:	(1) the Landlord

(2) the Tenant

(3) the Guarantor

and includes all documents supplemental to it (whether or not expressed to be so);

	TERM	the term of years granted by the Lease;

	CDM REGULATIONS	the Construction (Design and Management) Regulations 1994;

	REQUISITE CONSENTS	all requisite planning permissions, building regulation requirements, relevant British Standards and Codes of Practice, Acts of Parliament, byelaws and regulations necessary to commence carry out and complete the Works;

	WORKS	the works to the Premises described in the drawing(s) (and specification(s)) referred to in the schedule and annexed to this licence.

1

2.	OWNERSHIP

The reversion expectant on the determination of the Term is vested in the Landlord and the residue of the Term is vested in the Tenant.

3.	INTERPRETATION

In this licence:

3.1	expressions defined in the particulars and expressions defined in the CDM Regulations have the same meaning and, unless this licence otherwise prescribes, expressions common to the licence and the Lease have the meaning given to them in the Lease;

3.2	any obligation of a party which comprises more than one person takes effect as a joint and several obligation;

3.3	an obligation not to do or omit anything also operates as an obligation not to permit or suffer it to be done or omitted and to prevent or, as the case may be, to require it being done; and

3.4	references to any clause, sub-clause, schedule or paragraph are to the corresponding clause, sub-clause, schedule or paragraph in this licence and any headings do not affect the construction or interpretation of this licence.

4.	CONSENT

4.1	The Landlord consents to the Tenant carrying out the Works upon the terms of this licence.

4.2	This licence is of no effect unless the Works are commenced within one month from and including the date of this licence.

5.	THE WORKS

The Tenant agrees with the Landlord:

5.1	to obtain and produce all Requisite Consents to the Landlord before the Works are commenced;

5.2	if the Works are commenced, to carry out and complete them:
5.2.1	in accordance with the details shown on the drawing(s) (and specification(s)) referred to in the schedule;

5.2.2	in a good and workmanlike manner using sound materials of good quality and in accordance with good design practice;

5.2.3	to the reasonable satisfaction of the Landlord;

5.2.4	in compliance with all Requisite Consents;

5.2.5	so that no damage nuisance or disturbance is caused to the Premises or any neighbouring premises or to the owners or occupiers of them;

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5.2.6	in compliance with the insurance policy for the Premises and all requirements of the relevant insurance company which have been notified to the Tenant in relation to the Works;

5.2.7	with all due diligence and without avoidable delay; and

5.2.8	within six months of the date of this licence;
5.3	to ensure that all electrical items forming part of the Works are carried out in accordance with the edition of the Institution of Electrical Engineers’ Requirements for Electrical Installations which is current at the relevant time;

5.4	to ensure that any alteration or connection to the installed services or the Landlord’s System as part of the carrying out of the Works are undertaken by contractors approved by the Landlord (such approval not to be unreasonably withheld);

5.5	that it will during the carrying out of the Works keep all building equipment materials or debris inside the Premises; and

5.6	if required by the Landlord, to make good any damage to the Premises during the progress of the Works to the Landlord’s reasonable satisfaction;

5.7	to pay the Landlord on demand the amount of any increased insurance premium from time to time payable in respect of the Premises as a result of carrying the Works out and to provide the Landlord (without any delay) on completion of the Works with a written independent current insurance (VAT inclusive) valuation of the Works for replacement purposes;

5.8	to keep the Landlord fully indemnified from all expenses, costs, claims, damages, losses, demands and any other liability whatsoever in respect of the Works or anything done by the Tenant pursuant to this licence;

at the expiry or sooner determination of the Lease (if and to the extent required by the Landlord) at the Tenant’s own cost to reinstate and make good the Premises in a proper and workmanlike manner to the same state and condition which existed before the Works were made and to do so in accordance with drawings and specifications approved in writing by the Landlord (acting reasonably) and in compliance with the provisions of paragraphs 5.1 to 5.4 inclusive as if reference in those paragraphs to the Works were references to the works of reinstatement and making good;

5.9	to pay on demand an amount equal to the reasonable costs and disbursements (plus Value Added Tax) of any surveyors architects and engineers of the Landlord in connection with any reinstatement and making good referred to in paragraph 0;

6.	CDM REGULATIONS

6.1	In respect of the Works to which the CDM Regulations apply, the Tenant shall:
6.1.1	fully comply, and procure full and lawful compliance with the CDM Regulations;

6.1.2	act as the only client in respect of the relevant Works and shall serve a declaration to that effect on the Health and Safety Executive pursuant to regulation 4 of the CDM Regulations and give a copy of it to the Landlord; and

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6.1.3	not derogate from its obligations under this clause nor from the declaration referred to in paragraph 6.1.2.
6.2	The Tenant shall:
6.2.1	maintain and make the Health and Safety file for the Premises and works carried out to them, required by the CDM Regulations (the “File”) available to the Landlord for inspection at all times;

6.2.2	on request provide copies of the whole or any part of the File to the Landlord; and

6.2.3	deliver the File to the Landlord at the end of the Term.
7.	DECLARATIONS

It is agreed that:

7.1	the approval by the Landlord or its agents of the Works does not imply any warranty by or on the Landlord’s behalf of the suitability or condition of the Premises for the Works and no liability shall attach to the Landlord or its agents in respect of such approval;

7.2	the condition for re-entry contained in the Lease is exercisable if there is a breach of this licence as well as in any of the events mentioned in that condition;

7.3	the Tenant’s and the Guarantor’s obligations and the conditions contained in the Lease which now apply to the Premises shall continue to apply to them when and as altered as permitted by this licence and shall extend to all additions made to the Premises in the course of the Works;

7.4	any effect that the Works may have on the open market rent (or as otherwise defined in the relevant provisions in the Lease) of the Premises will not be disregarded in determining the revised rent in accordance with the provisions of the Lease;

8.	GUARANTOR’S OBLIGATION

The Guarantor agrees with the Landlord that if there is any breach of the Tenant’s obligations in this licence:

8.1	the Guarantor shall remedy the breach and make good to the Landlord all losses, costs, damages and expenses occasioned by it; and

8.2	the breach shall entitle the Landlord to enforce the Guarantor’s obligations in the Lease.

9.	EXCLUSION OF THIRD PARTY RIGHTS

No term of this licence is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this licence.

10.	JURISDICTION

This licence is governed by and construed in accordance with English law and the English courts have exclusive jurisdiction in relation to any dispute arising under or connected with this licence and the Tenant and Guarantor irrevocably agree that any process may be served on them by leaving a copy of the relevant document at the Premises and each party

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undertakes to notify the other in advance of any change from time to time of such address for service and to maintain an appropriate address at all times.
IN WITNESS whereof this licence has been executed as a deed by the parties and is intended to be and is delivered on the date first above written.

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SCHEDULE
(Drawings and Specification)

Drawing Number	Title	Prepared by

Specifications

On Original

SIGNED and DELIVERED as a DEED	)
by	)
as Attorney to THE STANDARD LIFE	)
ASSURANCE COMPANY in exercise of a	)
Power of Attorney under its seal dated	)
28 April 2005 in the presence of:	)

Witness:
Name:
Address:

On Counterpart
SIGNED as a DEED by ELECTRONIC	)
ARTS LIMITED acting by two of	)
its directors/a director and its secretary	)

Director

Director/Secretary

6

SIGNED as a DEED by ELECTRONIC	)
ARTS INC acting by two of	)
its directors/a director and its secretary	)

Director

Director/Secretary

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[TO BE TYPED ON THE HEADED NOTEPAPER OF ELECTRONIC ARTS INC]
[                              ] 2006

To:	The Standard Life Assurance Company 30 Lothian Road Edinburgh EH1 2PH
Dear Sirs
Electronic Arts Inc, 209 Redwood Shares Parkway, Redwood City, California 94065 (“the Company”)
Onslow House, Guildford, Surrey (“the Premises”)
An Agreement for Lease and Lease of the Premises to be made between The Standard Life Assurance Company (1) Electronic Arts Limited (2) and Electronic Arts Inc (3) (together known as “the Documents”)
I act as legal counsel to the Company and am licensed to practice law only in the State of California (the “Jurisdiction”).
1	Request for legal opinion

I have been requested to give a legal opinion as to:

1.1	the validity of the intended execution of the Documents by the Company; and

1.2	the enforceability of the Documents under the laws of the Jurisdiction.

2	Examination of documents

I have examined the Documents for the purpose of giving this opinion.

3	Opinion re: the Law of the Jurisdiction

My opinion is limited to the laws of the Jurisdiction as at the date of this letter.

4	Assumptions made

I have assumed without enquiry that:

4.1	the Documents are within the capacity and powers of, and will be duly authorised, executed and delivered by or on behalf of, each of the parties other than the Company;

4.2	the Documents will, when duly executed and delivered, constitute valid, binding and enforceable obligations of the Company under English Law;

unless when executed there is anything apparent to the contrary or on the face of the documents to displace such assumptions.

1	The Guarantor is duly incorporated and validly existing under the laws of the State of Delaware and is duly admitted and licensed to do business in the State of California.

5	In my opinion:

5.1	Status

The Company is a Corporation, duly incorporated and validly existing under the laws of the State of Delaware and is duly admitted and licensed to do business in the State of California.

5.2	Enforceability of Documents
5.2.1	The Documents, when duly executed by the Company, will constitute obligations of the Company enforceable in the courts of the Jurisdiction.

In relation to due execution of the Documents by the Company, the constitution of the Company provides that the duly appointed [President] [Vice President] [Senior Corporate Officers] of the Company from time to time are empowered to execute documents in the nature of the Documents on its behalf and [name] is such a duly appointed and authorised corporate officer and the Documents will be duly executed by the Company if they are signed by [him].

5.2.2	The entry into any of the Documents will not violate:
5.2.2.1	any present law, regulation or order of or in the Jurisdiction; or

5.2.2.2	the constitutional documents of the Company.
5.2.3	No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of government, judicial or public bodies or authorities of or in the Jurisdiction are required or advisable in connection with the entry into, performance, validity, and enforceability of the Documents.

5.2.4	No stamp, registration, documentary or similar tax is payable in respect of the entry into, performance or enforcements of the Documents or to render them admissible in evidence in the Jurisdiction.

5.2.5	No deduction or withholding, whether on account of tax or otherwise, will be required from any payment by the Company under the Documents in the Jurisdiction.

5.2.6	Neither the Company nor its assets is entitled to immunity from suit, execution, attachment or other legal process in the Jurisdiction.

5.2.7	So far as we are aware, no proceedings have been started or other steps taken for the winding-up or dissolution of the Company or the appointment of a receiver, trustee or similar officer of the Company of any of its assets or revenues.

5.2.8	The choice of the law of England and Wales as proper law of any of the Documents will be valid and binding and is recognised and given effect to by the courts of the Jurisdiction.

5.2.9	Any submission to jurisdiction by the Company and appointment of process agents contained in any of the Documents is valid and binding on the Company and not subject to revocation.

5.2.10	Any address within any part of the United Kingdom as an address for service of proceedings in respect of any of the Documents is valid and binding on the Company.
6	Qualifications to opinion

This opinion is subject to the following qualifications:

6.1	The effect of applicable bankruptcy, insolvency, reorganisation, moratorium or other similar federal, state or international laws generally affecting the rights of creditors.

6.2	The application of general principles of equity, including, but not limited to, concepts of reasonableness, good faith and fair dealing, equitable subordination and the possible unavailability of specific performance or injunctive relief (regardless of whether such remedy is considered in a proceeding in equity or at law).

6.3	The effect of statutes, common laws and judicial decisions (i) which, under certain circumstances, exonerate a guarantor, if the creditor materially alters the original obligation of the principal without the consent of the guarantor, if the landlord exercises remedies for default that impair the subrogation or other rights of the guarantor against the principal, or otherwise takes action which materially prejudices the guarantor, without obtaining consent of the guarantor, (ii) relating to waivers or subordination by a guarantor of its subrogation rights against the principal, its contribution rights, or other common law and statutory protections of a guarantor or (iii) which limit the liability of the guarantor to be no greater than the liability of the principal.

7	Who may rely on this opinion

This opinion is addressed to you solely for your benefit and solely for the purpose of the Documents. It is not to be relied upon by anyone else or for any other purpose without our express consent.

We are licensed to practice law only in the State of Delaware. Accordingly, this Opinion is limited in all respects to applicable existing laws of the United States and the State of Delaware and the general corporate law of the State of Delaware and we have made no inquiry into, and express no opinion as to, the statutes, regulations, treaties or common laws of any other nation or state, including, without limitation, those of England, if any, applicable to our Opinions.

This Opinion is rendered based on the facts and circumstances, together with applicable law, existing on the date of this Opinion and we express no opinion as to the effect on the Documents of any statute, rule, regulation or other law enacted, of any court decision rendered, or of the conduct of any persons, which occurs after the date of this Opinion. Moreover, we assume no obligation to advise you or any other person of any change, whether factual or legal, and whether or not material, that may hereafter arise or be brought to our attention after the date hereof.
Yours faithfully
[                              ]
Electronic Arts Inc.